Exhibit (b)(3)

EXECUTION COPY

$475,000,000

CREDIT AGREEMENT

Dated as of March 10, 2006

among

SPYGLASS MERGER CORP.

(to be merged with and into SERENA SOFTWARE, INC.),

as Borrower,

and

The Several Lenders

from Time to Time Parties Hereto,

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent and as Collateral Agent,

LEHMAN BROTHERS INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

UBS SECURITIES LLC,

as Joint Lead Arrangers and Joint Lead Bookrunners,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Syndication Agent

and

UBS SECURITIES LLC,

as Documentation Agent

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

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SECTION 6.	Conditions Precedent to Initial Borrowing	61

6.1	Credit Documents	61
6.2	Collateral	61
6.3	Legal Opinions	62
6.4	No Default	62
6.5	Senior Subordinated Notes	62
6.6	Equity Investments	62
6.7	Closing Certificates	62
6.8	Corporate Proceedings of Each Credit Party	62
6.9	Corporate Documents	62
6.10	Fees	62
6.11	Representations and Warranties	62
6.12	Related Agreements	62
6.13	Solvency Certificate	63
6.14	Financial Statements	63
6.15	Merger; Conversion	63
6.16	Insurance	63
6.17	Consolidated Total Debt to Consolidated EBITDA	63
6.18	Company Material Adverse Effect	63
6.19	Patriot Act	63

SECTION 7.	Conditions Precedent to All Credit Events	64

7.1	No Default; Representations and Warranties	64
7.2	Notice of Borrowing; Letter of Credit Request	64

SECTION 8.	Representations, Warranties and Agreements	64

8.1	Corporate Status	64
8.2	Corporate Power and Authority	64
8.3	No Violation	65
8.4	Litigation	65
8.5	Margin Regulations	65
8.6	Governmental Approvals	65
8.7	Investment Company Act	65
8.8	True and Complete Disclosure	65
8.9	Financial Condition; Financial Statements	66
8.10	Tax Returns and Payments	66
8.11	Compliance with ERISA	66
8.12	Subsidiaries	67
8.13	Intellectual Property, etc.	67
8.14	Environmental Laws	67
8.15	Properties	67
8.16	Solvency	67
8.17	Representations and Warranties in Merger Agreement	67
8.18	Subordination of Senior Subordinated Notes	68

SECTION 9.	Affirmative Covenants	68

9.1	Information Covenants	68

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9.2	Books, Records and Inspections	71
9.3	Maintenance of Insurance	71
9.4	Payment of Taxes	71
9.5	Consolidated Corporate Franchises	71
9.6	Compliance with Statutes, Regulations, etc.	71
9.7	ERISA	71
9.8	Maintenance of Properties	72
9.9	Transactions with Affiliates	72
9.10	End of Fiscal Years; Fiscal Quarters	72
9.11	Additional Subsidiary Guarantors and Grantors	72
9.12	Pledges of Additional Stock and Evidence of Indebtedness	73
9.13	Use of Proceeds	73
9.14	Further Assurances	73
9.15	Interest Rate Protection	74
9.16	Post-Closing Matters	74

SECTION 10.	Negative Covenants	74

10.1	Limitation on Indebtedness	74
10.2	Limitation on Liens	77
10.3	Limitation on Fundamental Changes	78
10.4	Limitation on Sale of Assets	80
10.5	Limitation on Investments	82
10.6	Limitation on Dividends	83
10.7	Limitations on Debt Payments and Amendments	84
10.8	Limitations on Sale Leasebacks	84
10.9	Consolidated Total Debt to Consolidated EBITDA Ratio	84
10.10	Consolidated EBITDA to Consolidated Interest Coverage Ratio	85
10.11	Capital Expenditures	85
10.12	Changes in Business	86

SECTION 11.	Events of Default	86

11.1	Payments	86
11.2	Representations, etc.	86
11.3	Covenants	86
11.4	Default Under Other Agreements	87
11.5	Bankruptcy	87
11.6	ERISA	87
11.7	Guarantee	88
11.8	Pledge Agreement	88
11.9	Security Agreement	88
11.10	Mortgages	88
11.11	Judgments	88
11.12	Change of Control	89
11.13	Investors’ Right To Cure	89

SECTION 12.	The Agents	90

12.1	Appointment	90
12.2	Delegation of Duties	90

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12.3	Exculpatory Provisions	90
12.4	Reliance by Agents	91
12.5	Notice of Default	91
12.6	Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders	91
12.7	Indemnification	92
12.8	Administrative Agent in Its Individual Capacity	92
12.9	Successor Agents	93
12.10	Withholding Tax	93

SECTION 13.	Miscellaneous	93

13.1	Amendments and Waivers	93
13.2	Notices	95
13.3	No Waiver; Cumulative Remedies	96
13.4	Survival of Representations and Warranties	96
13.5	Payment of Expenses and Taxes	96
13.6	Successors and Assigns; Participations and Assignments	97
13.7	Replacements of Lenders under Certain Circumstances	100
13.8	Adjustments; Set-off	100
13.9	Counterparts	101
13.10	Severability	101
13.11	Integration	101
13.12	Waiver of Judicial Bond	101
13.13	GOVERNING LAW	101
13.14	Submission to Jurisdiction; Waivers; Service of Process	101
13.15	Acknowledgments	102
13.16	WAIVERS OF JURY TRIAL	102
13.17	Confidentiality	102
13.18	Direct Website Communications	103
13.19	USA PATRIOT Act	104
13.20	Delivery of Lender Addenda	33

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SCHEDULES

Schedule 8.12	Subsidiaries
Schedule 9.16	Post-Closing Matters
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments

EXHIBITS

Exhibit A	Form of Guarantee
Exhibit B	Form of Perfection Certificate
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Letter of Credit Request
Exhibit F	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit G	Form of Closing Certificate
Exhibit H	Form of Assignment and Acceptance
Exhibit I-1	Form of Promissory Note (Term Loans and New Term Loans)
Exhibit I-2	Form of Promissory Note (Revolving Credit Loans and Swingline Loans)
Exhibit J	Form of Joinder Agreement
Exhibit K	Form of Lender Addendum

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CREDIT AGREEMENT dated as of March 10, 2006, among SPYGLASS MERGER CORP., a Delaware corporation (“Borrower”), to be merged with and into SERENA SOFTWARE, INC., a Delaware corporation (the “Company”), the Company, the lending institutions that deliver a Lender Addendum (as defined below) pursuant to Section 13.20 hereto or that from time to time become parties hereto by execution of an Assignment and Acceptance (each a “Lender” and, collectively, the “Lenders”), LEHMAN COMMERCIAL PAPER INC., as Administrative Agent and as Collateral Agent, LEHMAN BROTHERS INC., MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and UBS SECURITIES LLC, as Joint Lead Arrangers and Joint Lead Bookrunners (collectively, in such capacities, the “Arrangers”), MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Syndication Agent and UBS SECURITIES LLC, as Documentation Agent.

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of November 11, 2005 by and between the Borrower and the Company, the Borrower will merge (the “Merger”) with and into the Company, with the Company surviving the Merger and becoming wholly owned by the stockholders of the Borrower;

WHEREAS, upon the effectiveness of the Merger, the Company will succeed to all rights and obligations of the Borrower;

WHEREAS, in connection with the Merger the Sponsor will directly contribute to the Borrower in cash an amount that, together with the equity of one or more other investors reasonably satisfactory to the Arrangers, is not less than 25% of total capitalization of the Borrower after giving effect to the consummation of the Transactions (as defined below) (the “Equity Financing”);

WHEREAS, in connection with the Merger and pursuant to agreements entered into in connection with the Merger Agreement, the Management Investors will roll over certain of their equity interests in the Company and/or purchase for common or other equity interests in the Borrower (the “Rollover Equity Investment”);

WHEREAS, on the closing date of the Merger, the Company’s 1.5% Convertible Subordinated Securities due 2023 (the “Existing Convertible Securities”), to the extent not already converted, will become convertible (the “Conversion”) into cash upon the terms and subject to the conditions set forth in the indenture with respect to such securities (the “Convertible Securities Indenture”);

WHEREAS, in connection with the Merger, the Borrower (a) will issue not less than $200,000,000 in aggregate principal amount of its 10.375% Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes”) in a public offering or in a Rule 144A or other private placement; and (b) has requested the Lenders to extend credit in the form of (i) Term Loans (as defined below), in an aggregate principal amount of $400,000,000, and (ii) Revolving Credit Loans (as defined below) made available to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $75,000,000 less the sum of (x) the aggregate Letters of Credit Outstanding (as defined below) at such time and (y) the aggregate principal amount of all Swingline Loans (as defined below) outstanding at such time. The Borrower has requested (a) the Letter of Credit Issuer (as defined below) to issue Letters of Credit (as defined below) at any time and from time to time prior to the L/C Maturity Date (as defined below), in an aggregate face amount at any time outstanding not in excess of $20,000,000, and (b) the Swingline Lender (as defined below) to extend credit in the form of Swingline Loans at any time and from time to time prior to the Swingline Maturity Date (as defined below), in an aggregate principal amount at any time outstanding not in excess of $15,000,000;

WHEREAS, the proceeds of the Term Loans will be used by the Borrower, together with (a) the net proceeds of the issuance of the Senior Subordinated Notes and (b) the net proceeds of the Equity Financing, on the Closing Date solely to effect the Merger and to repay or repurchase the Existing Convertible Securities on or after the Closing Date in accordance with their terms (whether by Conversion or pursuant to a mandatory offer to repurchase or at maturity) and to pay Transaction Expenses. Proceeds of Revolving Credit Loans and Swingline Loans will be used by the Borrower on or after the Closing Date for working capital and/or general corporate purposes (including Permitted Acquisitions). Letters of Credit will be used by the Borrower and its Subsidiaries for general corporate purposes; and

WHEREAS, the Lenders and Letter of Credit Issuer are willing to make available to the Borrower such term loans, revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms.

(a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%.

“ABR Loan” shall mean each Loan that bears interest at a rate based on the ABR.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Revolving Lenders.

“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Term Lenders.

“Administrative Agent” shall have the meaning provided in the preamble to this Agreement.

“Administrative Agent’s Office” shall mean (a) its office located at 745 Seventh Avenue, 5th Floor, New York, New York 10019 and (b) such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Administrative Questionnaire” shall have the meaning provided in Section 13.6(b).

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent Parties” shall have the meaning provided in Section 13.18(c).

“Agents” shall mean each of the Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent and the Documentation Agent.

“Aggregate Revolving Credit Outstanding” shall have the meaning provided in Section 5.2(b)(i).

“Agreement” shall mean this Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Amortization Amount” shall have the meaning provided in Section 5.2(c).

“Applicable ABR Margin” shall mean at any date, with respect to (a) each ABR Term Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable ABR Margin for Term Loans
Level A Status	1.25%
Level B Status	1.00%

and (b) each ABR Loan that is a Revolving Credit Loan or a Swingline Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable ABR Margin for Revolving Credit Loans and Swingline Loans
Level I Status	1.50%
Level II Status	1.25%
Level III Status	1.00%
Level IV Status	0.75%

Notwithstanding the foregoing, during the period from and including the Closing Date to but excluding the Trigger Date, the term “Applicable ABR Margin” shall mean, with respect to (i) any ABR Term Loan, 1.25% per annum and (ii) any Revolving Credit Loan or Swingline Loan that is an ABR Loan, 1.50% per annum.

“Applicable Amount” shall mean on any date (the “Reference Date”):

(A) the sum of, without duplication,

(i) for purposes of Section 10.5(g) and Section 10.5(i), (x) $50,000,000 plus (y) 100% of the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date (commencing with and including the fiscal year ending January 31, 2007) and prior to the Reference Date minus the portion of such Excess Cash Flow that has been (or will be) applied after the Closing Date and on or prior to the Reference Date to the prepayment of Loans in accordance with Section 5.2(a)(ii);

(ii) for purposes of Sections 10.6(c) and Section 10.7(a)(i), (x) $20,000,000 plus (y) 100% of the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date (commencing with and including the fiscal year ending January 31, 2007) and prior to the Reference Date minus the portion of such Excess Cash Flow that has been (or will be) applied after the Closing Date and on or prior to the Reference Date to the prepayment of Loans in accordance with Section 5.2(a)(ii), provided that the amount in clause (y) shall only be available if the Consolidated Total Debt to Adjusted EBITDA Ratio of the Borrower for the Test Period last ended is less than 6.00:1.00, determined on a pro forma basis after giving effect to any dividend or prepayment, repurchase or redemption actually made pursuant to Section 10.6(c) or 10.7(a)(i); plus

(B) the amount of any capital contributions (other than the Equity Investments and any Cure Amount) made in cash to the Borrower from and including the Business Day immediately following the Closing Date through and including the Reference Date, including contributions with proceeds from the issuance of equity securities of the Borrower, minus

(C) in each case, the portion of such amount used since the Closing Date and prior to the Reference Date to make Investments pursuant to Section 10.5(g) or 10.5(i), to pay dividends pursuant to Section 10.6(c) and/or to make prepayments, repurchases and redemptions pursuant to Section 10.7(a)(i), as applicable.

“Applicable LIBOR Margin” shall mean at any date, with respect to (a) each LIBOR Term Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable LIBOR Margin for Term Loans
Level A Status	2.25%
Level B Status	2.00%

and (b) each LIBOR Loan that is a Revolving Credit Loan or a Swingline Loan, the applicable percentage per annum set forth below based upon the Status in effect on such date:

Status	Applicable LIBOR Margin for Revolving Credit Loans and Swingline Loans
Level I Status	2.50%
Level II Status	2.25%
Level III Status	2.00%
Level IV Status	1.75%

Notwithstanding the foregoing, during the period from and including the Closing Date to but excluding the Trigger Date, the term “Applicable LIBOR Margin” shall mean, with respect to (i) any LIBOR Term Loan, 2.25% per annum and (ii) any Revolving Credit Loan that is a LIBOR Loan, 2.50% per annum.

“Approved Fund” shall have the meaning provided in Section 13.6.

“Arrangers” shall have the meaning provided in the preamble to this Agreement.

“Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Borrower or any of the Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Stock or Stock Equivalents of any Subsidiary of the Borrower owned by the Borrower or a Restricted Subsidiary, including any sale of any Stock or Stock Equivalents of any Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4, other than transactions permitted by Sections 10.4(b) and (e).

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit H.

“Authorized Officer” shall mean the President, the Chief Financial Officer, the Treasurer or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.

“Available Commitments” shall mean, at any time, an amount equal to the excess, if any, of (a) the then effective Revolving Credit Commitments over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans then outstanding and (ii) the aggregate Letters of Credit Outstanding at such time.

“Bankruptcy Code” shall have the meaning provided in Section 11.5.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” shall have the meaning provided in the preamble to this Agreement.

“Borrowing” shall mean (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and its Subsidiaries, provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment made within twenty-one months of the sale of any asset to the extent purchased with the proceeds of such sale, (d) expenditures that constitute any part of Consolidated Lease Expense, (e) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (f) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (g) expenditures that constitute Permitted Acquisitions or (h) Transaction Expenses.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).

“Change of Control” shall mean and be deemed to have occurred if (a) the Sponsor and the Management Investors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the voting power of the outstanding Voting Stock of the Borrower (other than as the result of one or more widely distributed underwritten offerings of the common stock of the Borrower or any direct or indirect parent thereof, in each case whether by such parent, the Sponsor or the

Management Investors); or (b) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds the percentage of the voting power of such Voting Stock then beneficially owned, in the aggregate, by the Sponsor and the Management Investors, unless, in the case of either clause (a) or (b) above, the Sponsor and the Management Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of the Borrower; or (c) Continuing Directors shall not constitute at least a majority of the board of directors of the Borrower; or (d) at any time, a Change of Control (as defined in the Senior Subordinated Notes Indenture) shall have occurred.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, New Revolving Loans, Term Loans, New Term Loans (of each Series) or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, a New Revolving Credit Commitment, Term Loan Commitment or a New Term Loan Commitment.

“Closing Date” shall mean the date of the initial Borrowing hereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning provided in any Pledge Agreement, any Security Agreement, any Mortgage or any other Security Document, as applicable.

“Collateral Agent” shall mean Lehman Commercial Paper Inc., as collateral agent for the Lenders and the other Secured Parties.

“Commitment Fee Rate” shall mean, with respect to any commitment fee payable pursuant to Section 4, other than under Section 4.1(a)(v), on any day, the rate per annum set forth below opposite the Status in effect on such day:

Status	Commitment Fee Rate
Level 1 Status	0.500%
Level 2 Status	0.375%

Notwithstanding the foregoing, the term “Commitment Fee Rate” shall mean 0.500%, during the period from and including the Closing Date to but excluding the Trigger Date.

“Commitments” shall mean, with respect to each Lender, such Lender’s Term Loan Commitment, if any, Revolving Credit Commitment, if any, or New Term Loan Commitment, if any.

“Communications” shall have the meaning provided in Section 13.18(a).

“Company” shall have the meaning provided in the preamble to this Agreement.

“Company Material Adverse Effect” shall mean any change, event, circumstance or development that, individually or in the aggregate, has had or is reasonably likely to result in a material adverse change, event, circumstance or development with respect to, or material adverse effect on (any of the foregoing an “Effect”), the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or any event that would materially impede the ability of the Company to effect the consummation of the transactions contemplated by the Merger Agreement; provided, however, that none of the following, to the extent occurring after the date hereof, shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect: (i) any Effect resulting from general national or world economic conditions and any acts of war or terrorism, except to the extent that such Effects disproportionately affect the Company and its subsidiaries in any significant respect relative to other participants in the industries or markets in which they operate; (ii) any Effect resulting from the announcement of the execution of the Merger Agreement or the pendency of the Merger; (iii) any Effect resulting from changes in law, rule or regulations or generally accepted accounting principles or the interpretation thereof, except to the extent that such Effects disproportionately affect the Company and its subsidiaries in any significant respect relative to other participants in the industries or markets in which they operate; (iv) any Effect resulting from any action (or failure to act) outside the ordinary course of business of the Company and its subsidiaries required to be taken pursuant to the Merger Agreement (other than consummation of the Merger); (v) a decline in the price of the Company’s common stock on The NASDAQ National Market (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute and shall be taken into account in determining whether there has been a Company Material Adverse Effect); (vi) any failure by the Company to meet published financial projections, in and of itself (it being understood that the facts and circumstances giving rise to such failure to meet published financial projections may be considered and shall be taken into account in determining whether there has been a Company Material Adverse Effect); and (vii) any litigation relating to an alleged breach of fiduciary duty in connection with the Merger Agreement or any Effect resulting from such litigation.

“Confidential Information” shall have the meaning provided in Section 13.17.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated February, 2006, delivered to the Lenders in connection with this Agreement.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries, including state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,

(iii) depreciation and amortization (including any amortization of acquired technology),

(iv) Non-Cash Charges,

(v) extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,

(vi) restructuring charges or reserves (including any one-time costs incurred in connection with acquisitions after the date hereof and to closure and/or consolidation of facilities),

(vii) any deductions attributable to minority interests,

(viii) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor, and

(ix) any costs or expenses incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Stock or Stock Equivalents of the Borrower (other than preferred Stock or preferred Stock Equivalents that are not Qualified PIK Securities), less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains,

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period),

(iii) gains on asset sales (other than asset sales in the ordinary course of business),

(iv) any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and

(v) all gains from investments recorded using the equity method,

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(i) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),

(ii) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133,

(iii) for purposes of Section 6.17 only, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from investment gains or losses resulting from the liquidation or disposition of Investments the proceeds of which will be used to finance the Merger, and

(iv) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion), and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Lenders and the Administrative Agent and (C) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion).

Notwithstanding the foregoing, for each fiscal quarter ending on a date identified in the table below, Consolidated EBITDA for such fiscal quarter shall be deemed to be the amount set forth opposite such date:

Fiscal Quarter Ending	Consolidated EBITDA
April 30, 2005	$22,400,000.00
July 31, 2005	$20,700,000.00
October 31, 2005	$22,800,000.00

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of the Borrower and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under

Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), but excluding, however, amortization of deferred financing costs and any other amounts of non-cash interest, all as calculated on a consolidated basis in accordance with GAAP, provided that for purposes of the definition of the term “Permitted Acquisition” and Sections 10.3 and 10.10, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period based on the cash interest expense (or income) of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of the Borrower and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent that such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Lease Expense for any period the rental expenses of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Lease Expense.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) in the case of any period that includes a fiscal quarter ending prior to or during the fiscal year ending January 31, 2007, Transaction Expenses, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness and (f) accruals and reserves that are established that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies, in each case, within twelve months after the Closing Date. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development).

“Consolidated Senior Debt” shall mean at any time, (a) all Consolidated Total Debt of the Borrower and its Restricted Subsidiaries minus (b) the aggregate amount of Subordinated Indebtedness of the Borrower and its Restricted Subsidiaries.

“Consolidated Senior Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of all Indebtedness of the types described in clause (a) and, other than for the purpose of Section 6.17, clause (e) of the definition thereof actually owing by the Borrower and the Restricted Subsidiaries on such date determined on a consolidated basis (provided that the amount of any Capitalized Lease Obligations or any such Indebtedness issued at a discount to its face value shall be determined in accordance with GAAP) minus (b) the aggregate cash included in the cash accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as at such date in excess of $5,000,000 to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the Borrower or any of the Restricted Subsidiaries is a party minus, without duplication of any amounts deducted under the preceding clause (b), (c) the aggregate amount of cash, if any, that has been deposited as of such date in a segregated account for the Conversion, repayment or repurchase of the Existing Convertible Securities in accordance with their terms.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash, cash equivalents and bank overdrafts) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, but excluding (i) the current portion of any Funded Debt (including the current portion of Capital Lease Obligations), (ii) without duplication of clause (i) above, all Indebtedness consisting of Loans and Letter of Credit Exposure to the extent otherwise included therein and (iii) the current portion of deferred income taxes.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Borrower on the date hereof, (b) who, as at such date, has been a member of such board of directors for at least the 12 preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by the Sponsor or Persons nominated by the Sponsor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.

“Contract Consideration” shall have the meaning provided in the definition of Excess Cash Flow.

“Conversion” has the meaning provided in the preamble hereto.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Convertible Securities Indenture” shall have the meaning provided in the recitals hereto.

“Credit Documents” shall mean this Agreement, the Security Documents, each Letter of Credit and any Notes issued by the Borrower hereunder.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean each of the Borrower, the Subsidiary Guarantors and each other Subsidiary of the Borrower that is a party to a Credit Document.

“Cure Amount” shall have the meaning provided in Section 11.13(a).

“Cure Right” shall have the meaning provided in Section 11.13(a).

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (including any issuance by the Borrower of Permitted Additional Notes to the extent the Net Cash Proceeds are not used for a Permitted Acquisition but excluding any other Indebtedness permitted to be issued or incurred under Section 10.1(A) other than Section 10.1(A)(o)).

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean each Defaulting Term Lender and each Defaulting Revolving Lender.

“Defaulting Revolving Lender” shall mean any Revolving Loan Lender with respect to which a Lender Default under the Revolving Credit Facilities is in effect.

“Defaulting Term Lender” shall mean any Term Loan Lender with respect to which a Lender Default under the Term Loan Credit Facility is in effect.

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 10.4(b) or Section 10.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” shall have the meaning provided in Section 10.4(b).

“Dividends” or “dividends” shall have the meaning provided in Section 10.6.

“Documentation Agent” shall mean UBS Securities LLC, together with its affiliates, as the documentation agent for the Lenders under this Agreement and the other Credit Documents.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (to the extent relating to human exposure to Hazardous Materials), or Hazardous Materials.

“Equity Investments” shall mean the Equity Financing and the Rollover Equity Investments, collectively.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of

(a) the sum, without duplication, of

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,

(iii) an amount equal to the provision for taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries, including state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period to the extent deducted in arriving at such Consolidated Net Income,

(iv) decreases in Consolidated Working Capital for such period, and

(v) an amount equal to the aggregate net non-cash loss on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, over

(b) the sum, without duplication, of

(i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (e) of the definition of Consolidated Net Income (other than cash charges in respect of Transaction Expenses paid on or about the Closing Date to the extent financed with the proceeds of Indebtedness incurred on the Closing Date or the Equity Investments),

(ii) the amount of Capital Expenditures made in cash during such period, except to the extent that such Capital Expenditures were financed with the proceeds of Indebtedness of the Borrower or the Restricted Subsidiaries,

(iii) the aggregate amount of all prepayments of Revolving Credit Loans and Swingline Loans made during such period to the extent accompanying reductions of the Total Revolving Credit Commitments, except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries,

(iv) the aggregate amount of all principal payments of Indebtedness of the Borrower or the Restricted Subsidiaries (including any Term Loans and the principal component of payments in respect of Capitalized Lease Obligations but excluding Revolving Credit Loans, Swingline Loans and voluntary prepayments of Term Loans pursuant to Section 5.1) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Borrower or the Restricted Subsidiaries,

(v) an amount equal to the aggregate net non-cash gain on the sale, lease, transfer or other disposition of assets by the Borrower and the Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(vi) increases in Consolidated Working Capital for such period,

(vii) payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness,

(viii) without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries in connection with Investments (including acquisitions) made during such period pursuant to Section 10.5 to the extent that such Investments were financed with internally generated cash flow of the Borrower and the Restricted Subsidiaries,

(ix) the amount of dividends paid during such period pursuant to clause (b) of the proviso to Section 10.6 to the extent such dividends were paid with the proceeds of any amount referred to in clause (a) of this definition,

(x) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(xi) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness and that are accounted for as extraordinary items,

(xii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and

(xiii) the amount of Taxes paid in cash in such period.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by any applicable Requirement of Law from guaranteeing the Obligations, (b) any Restricted Subsidiary acquired pursuant to a

Permitted Acquisition financed solely with secured Indebtedness incurred pursuant to Section 10.1(A)(j) and Section 10.1(A)(k) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent that and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is party prohibits the ability of such Restricted Subsidiary to guarantee or grant a Lien on any of its assets to secure the Obligations, and provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary under this clause (b) if such secured Indebtedness is repaid or becomes unsecured or if such Restricted Subsidiary ceases to guarantee such secured Indebtedness, as applicable, or to the extent such prohibition no longer applies, (c) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom and (d) each Unrestricted Subsidiary.

“Excluded Taxes” shall mean, with respect to any Agent or any Lender, (a) (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) and capital taxes imposed on any Agent or any Lender and (ii) any taxes imposed on any Agent or any Lender as a result of any current of former connection between such Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced this Agreement or any other Credit Document) and (b) in the case of a Non-U.S. Lender, (i) any U.S. federal withholding tax that is imposed on amounts payable to such Non-U.S. Lender under the law in effect at the time such Non-U.S. Lender becomes a party to this Agreement (or, in the case of a Non-U.S. Participant, on the date such Non-U.S. Participant became a Participant hereunder); provided that this clause (b)(i) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (b)(i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 13.8(a) of this Agreement or that such Lender acquired pursuant to Section 13.7 of this Agreement (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Non-U.S. Lender as a result of a Change in Law occurring after the time such Non-U.S. Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax) or (ii) any Tax to the extent attributable to such Non-U.S. Lender’s failure to comply with Section 5.4(d).

“Existing Convertible Securities” shall have the meaning provided in the recitals to this Agreement.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Final Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero.

“Foreign Asset Sale” shall have the meaning provided in Section 5.2(h).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Guarantee” shall mean (a) the Guarantee, made by each Subsidiary Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit A, and (b) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Guarantee and Collateral Exception Amount” shall mean, at any time (a) $25,000,000, minus (b) the sum of (i) the aggregate amount of Indebtedness incurred or assumed prior to such time pursuant to Sections 10.1(A)(j)(z) or 10.1(A)(k)(z) that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, Stock, Stock Equivalents and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Sections 9.11 and 9.12, (ii) the aggregate New Loan Commitments at such time and (iii) any Indebtedness incurred by any Restricted Subsidiary that is not a Subsidiary Guarantor, provided that if such amount is a negative number, the Guarantee and Collateral Exception Amount shall be zero.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.

“Hedge Agreements” shall mean interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements, and other similar agreements entered into by the Borrower or any Subsidiary Guarantor in the ordinary course of business (and not for speculative purposes) in order to protect the Borrower or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices.

“Historical Financial Statements” shall mean as of the Closing Date, the audited financial statements of the Company and its Subsidiaries for the three years ended January 31, 2005 consisting of consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years; provided that if the Closing Date shall have not occurred prior to March 31, 2005, Historical Financial Statements shall include the audited financial statements of the Borrower and its Subsidiaries for the year ended January 31, 2006.

“Increased Amount Date” shall have the meaning provided in Section 2.14.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements and (g) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (iv) liabilities in respect of netting services, overdraft protection, employee credit card programs and similar treasury, depository or cash management arrangements, in each case, (A) arising in the ordinary course of business and (B) to the extent such liability is not included as debt on such Person’s balance sheet.

“Indemnified Taxes” shall mean all Taxes (other than Excluded Taxes) and Other Taxes.

“Intellectual Property” shall mean all intellectual property rights or similar rights existing anywhere in the world, including without limitation, intellectual property rights associated with all (a) patents, inventions, copyrights, copyrightable works, designs and trade secrets, (b) trademarks, service marks, trade names, domain names, and other source indicators, (c) applications for and registrations of such patents, trademarks, service marks, trade names, domain names, copyrights and designs, (d) lists (including customer lists), databases, processes, formulae, methods, schematics, technology, know-how, computer software programs and applications (both source code and object code), applications and related documentation, and (e) other tangible or intangible proprietary or confidential information and materials.

“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the last relevant Test Period to (b) Consolidated Interest Expense for such Test Period.

“Interest Period” shall mean, with respect to any Term Loan or Revolving Credit Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 364 days arising in the ordinary course of business and excluding also any Investment in leases entered into in the ordinary course of business; or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other monetary liability of any other Person.

“Investors” shall mean the Sponsor, the Management Investors and each other investor providing a portion of the Equity Investments on the Closing Date.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit J.

“Joint Ventures” shall mean any Person in which the Borrower or a Restricted Subsidiary maintains an equity investment, but which is not a Subsidiary of the Borrower or a Restricted Subsidiary.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Revolving Credit Maturity Date.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lender” shall have the meaning provided in the preamble to this Agreement.

“Lender Addendum” with respect to any initial Lender, shall mean a lender addendum substantially in the form of Exhibit K hereto to be executed and delivered by such Lender on the Closing Date as required pursuant to Section 13.20.

“Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment under Section 3.3 or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1(a), 2.1(b), 2.1(d) or 3.3, in the case of either clause (a) or clause (b) above, as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.

“Letter of Credit” shall have the meaning provided in Section 3.1(a).

“Letter of Credit Commitment” shall mean the commitment of the Letter of Credit Issuer to issue Letters of Credit subject to the terms and conditions contained herein in an amount not to exceed $20,000,000, as the same may be reduced from time to time pursuant to Section 3.1(c).

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean Lehman Brothers Bank, FSB and/or any Lender or Affiliate of a Lender that agrees to act in the capacity of a Letter of Credit Issuer and which is approved by the Borrower and the Administrative Agent. Each such Letter of Credit Issuer shall execute a counterpart of this Agreement and shall thereafter be a Letter of Credit Issuer for all purposes hereunder. The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request” shall have the meaning provided in Section 3.2(d).

“Letters of Credit Outstanding” shall mean at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.

“Level A Status” shall mean, on any date, the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 5.50 to 1.00 as of such date.

“Level B Status” shall mean, on any date, the circumstance that Level A Status does not exist and the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 5.50 to 1.00 as of such date.

“Level 1 Status” shall mean, on any date, the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 4.50 to 1.00 as of such date.

“Level 2 Status” shall mean, on any date, the circumstance that Level 1 Status does not exist and the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 4.50 to 1.00 as of such date.

“Level I Status” shall mean, on any date, the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 5.50 to 1.00 as of such date.

“Level II Status” shall mean, on any date, the circumstance that Level I Status does not exist and the Consolidated Total Debt to Consolidated EBITDA Ratio is greater than or equal to 5.00 to 1.00 as of such date.

“Level III Status” shall mean, on any date, the circumstance that neither Level I Status nor Level II Status exists and the Consolidated Total Debt to Consolidated EBITDA Ratio with respect to the Applicable ABR Margin and Applicable LIBOR Margin, is greater than or equal to 4.50 to 1.00 as of such date.

“Level IV Status” shall mean, on any date, the circumstance that none of Level I Status, Level II Status or Level III Status exist and the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 4.50 to 1.00.

“LIBOR Loan” shall mean any LIBOR Term Loan or LIBOR Revolving Credit Loan.

“LIBOR Rate” shall mean, in the case of any LIBOR Term Loan or LIBOR Revolving Credit Loan, with respect to each day during each Interest Period pertaining to such LIBOR Loan, (a) the rate of interest determined on the basis of the rate for deposits in U.S. Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Page 3750 of the Telerate screen as of 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period multiplied by (b) the Statutory Reserve Rate. In the event that any such rate does not appear on the applicable Page of the Telerate Service (or otherwise on such service), the “LIBOR Rate” for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, the “LIBOR Rate” for the purposes of this paragraph shall instead be the rate per annum notified to the Administrative Agent by the Reference Lender as the rate at which the Reference Lender is offered U.S. Dollar deposits at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period in the interbank LIBOR market where the LIBOR and foreign currency and exchange operations in respect of its LIBOR Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its LIBOR Term Loan or LIBOR Revolving Credit Loan, as the case may be, to be outstanding during such Interest Period.

“LIBOR Revolving Credit Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Loan” shall mean any Revolving Credit Loan, Swingline Loan, Term Loan, New Revolving Loan or New Term Loan made by any Lender hereunder.

“Management Agreement” shall mean that certain Management Agreement dated as of November 11, 2005 by and among the Borrower (together with its successors (including the Company) after the Merger and permitted assigns), and Silver Lake Technology Management, L.L.C.

“Management Investors” shall mean the directors, management officers and employees of the Company and its Subsidiaries who are investors in the Borrower on the Closing Date.

“Material Adverse Change” shall mean any event or circumstance which has resulted or is reasonably likely to result in a material adverse change in the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, or that would materially adversely affect the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their respective payment obligations under this Agreement or any of the other Credit Documents.

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and its Subsidiaries, taken as a whole, that would materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their respective payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Agents and the Lenders under this Agreement or any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Borrower (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the consolidated total assets of the Borrower and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Maturity Date” shall mean the Term Loan Maturity Date or the Revolving Credit Maturity Date.

“Merger Agreement” shall have the meaning provided in the recitals hereto.

“Minimum Borrowing Amount” shall mean, with respect to any Borrowing, $1,000,000.

“Minimum Equity Amount” shall mean an amount equal to not less than 25% of the total pro forma capitalization of the Borrower after giving effect to the Transactions plus Transaction Expenses.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Stock or Stock Equivalents.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, in form and substance reasonably acceptable to the Collateral Agent, entered into after the Closing Date pursuant to Section 9.14(b), in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” shall mean each parcel of real estate and the improvements thereto owned by a Credit Party with respect to which a Mortgage is granted pursuant to Section 9.14.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event or the issuance after the Closing Date by the Borrower of any Stock or Stock Equivalents (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event or issuance, as the case may be, less (b) the sum of:

(i) in the case of any Prepayment Event, the amount, if any, of all Taxes paid or estimated to be payable by the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii) in the case of any Prepayment Event, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Borrower or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii) in the case of any Prepayment Event, the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv) in the case of any Asset Sale Prepayment Event (other than a transaction permitted by Section 10.4(e)(ii)), Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Prepayment Event that (A) the Borrower has paid as dividends pursuant to Section 10.6(c) or has used to repay, repurchase or redeem or otherwise defease any Subordinated Indebtedness pursuant to Section 10.7(a)(ii) (or any other Senior Subordinated Notes or any Permitted Additional Notes that do not constitute Subordinated Indebtedness to the extent the conditions set forth in Section 10.7(a)(ii) would be satisfied with respect to such Asset Sale Prepayment Event)

and (B) the Borrower or any Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 10.11), provided that any portion of such proceeds that has not been so used within such Reinvestment Period shall, unless the Borrower or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period or 180 days after the date the Borrower or such Subsidiary has entered into such binding commitment, as applicable, and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i), and

(v) in the case of any Prepayment Event or the issuance by the Borrower of any Stock or Stock Equivalents, reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by the Borrower or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event or issuance, as the case may be (other than those payable to the Borrower or any Subsidiary of the Borrower), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above.

“New Loan Commitments” shall have the meaning provided in Section 2.14.

“New Revolving Credit Commitments” shall have the meaning provided in Section 2.14.

“New Revolving Loan Lender” shall have the meaning provided in Section 2.14.

“New Revolving Loans” shall have the meaning provided in Section 2.14.

“New Term Loan Commitments” shall have the meaning provided in Section 2.14.

“New Term Loan Lender” shall have the meaning provided in Section 2.14.

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(ii).

“New Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b)(ii).

“New Term Loans” shall have the meaning provided in Section 2.14.

“Non-Cash Charges” means, for the purpose of the definition of “Consolidated EBITDA,” (a) losses on sales of assets, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges, including the non-cash effects of purchase accounting or similar adjustments required or permitted by GAAP in connection with the Merger or any Permitted Acquisition (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Consenting Lender” shall have the meaning provided in Section 13.7.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-U.S. Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Non-U.S. Participant” shall mean any Participant that would qualify as a Non-U.S. Lender if it were a Lender.

“Non-U.S. Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of any jurisdiction outside of the United States of America, any state or territory thereof, or the District of Columbia.

“Note” shall have the meaning provided in Section 13.6(d).

“Notice of Borrowing” shall have the meaning provided in Section 2.3.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.

“Notice of Intent to Cure” shall have the meaning provided in Section 9.1(d).

“Obligations” shall have the meaning assigned to such term in the Security Documents.

“Other Taxes” shall mean any and all present or future stamp, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising directly from any payment made or required to be made under this Agreement or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.

“Participant” shall have the meaning provided in Section 13.6(c)(i).

“Patriot Act” shall have the meaning provided in Section 13.19.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall mean a certificate of the Borrower in the form of Exhibit B or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such Stock or Stock Equivalents becoming a Restricted Subsidiary and a Subsidiary Guarantor, to the extent required by Section 9.11; (c) such acquisition shall result in the Collateral Agent, for the benefit of the applicable Lenders, being granted a security interest in any Stock, Stock Equivalents or any assets so acquired, to the extent required by Sections 9.11, 9.12 and/or 9.14; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (e) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1(A)(j) and 10.1(A)(k), respectively, and any related Pro Forma Adjustment), with the covenants set forth in Section 10.9 and Section 10.10 as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such acquisition had occurred on the first day of such Test Period.

“Permitted Additional Notes” shall mean senior or senior subordinated notes issued by the Borrower, (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date on which the final maturity of the Senior Subordinated Notes occurs (as in effect on the Closing Date) (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (ii) to the extent senior subordinated notes, provide for customary subordination to the Obligations under the Credit Documents, (b) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Borrower and the Subsidiaries than those in the Senior Subordinated Notes; provided that a certificate of an Authorized Officer of the Borrower is delivered to the Administrative Agent at least ten Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notify the Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (c) of which no Subsidiary of the Borrower (other than a Subsidiary Guarantor) is an obligor under such notes that is not an obligor under the Senior Subordinated Notes.

“Permitted Capital Expenditure Amount” shall have the meaning provided in Section 10.10.

“Permitted Investments” shall mean:

(a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper issued by any Lender or any bank holding company owning any Lender;

(d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e) certificates of deposit or bankers’ acceptances issued by, or time deposits with, any Lender or any other bank having combined capital and surplus of not less than $250,000,000 in the case of domestic banks and $100,000,000 (or the U.S. Dollar Equivalent thereof) in the case of foreign banks, in each case, having maturities of no more than two years;

(f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(g) marketable short-term money market and similar funds (x) either having assets in excess of $250,000,000 or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(h) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above; and

(i) in the case of Investments by any Restricted Subsidiary organized under the law of a jurisdiction outside of the United States of America or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Subsidiary is located or in which such Investment is made.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;

(b) Liens in respect of property or assets of the Borrower or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11;

(d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;

(e) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries, provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1;

(j) leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole; and

(k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business.

“Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Borrower or any of the Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback not between the Borrower and any Subsidiary Guarantor or any Subsidiary Guarantor and another Subsidiary Guarantor is consummated for fair value as determined at the time of consummation in good faith by the Borrower or such Restricted Subsidiary and, in the case of any Sale Leaseback (or series of related Sale Leasebacks) the aggregate proceeds of which exceed $10,000,000, the board of directors of the Borrower or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Borrower or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Borrower, a Subsidiary or an ERISA Affiliate.

“Platform” shall have the meaning provided in Section 13.18(b).

“Pledge Agreement” shall mean (a) the Pledge Agreement, entered into by the relevant pledgors party thereto and the Collateral Agent for the benefit of the Lenders and other Secured Parties, substantially in the form of Exhibit C, on the Closing Date and (b) any other pledge agreement delivered pursuant to Section 9.12, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition is consummated.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event or any Permitted Sale Leaseback.

“Prime Rate” shall mean the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as determined by the Administrative Agent as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Lehman Commercial Paper Inc. in connection with extensions of credit to debtors).

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Borrower and the Restricted Subsidiaries; provided that, so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, the cost savings related to such actions or such additional costs, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.

“Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Borrower delivered pursuant to Section 9.1(h) or setting forth the information described in clause (iv) to Section 9.1(d).

“Purchase Agreement” shall have the meaning provided in the preamble to this Agreement.

“Qualified PIK Securities” shall mean (1) any preferred Stock or preferred Stock Equivalents of the Borrower (a) that does not provide for any cash dividend payments or other cash distributions in respect thereof on or prior to the Term Loan Maturity Date and (b) that by its terms (and by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (i)(x) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (y) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified PIK Securities or (z) become redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale event), in whole or in part, in each case on or prior to the first anniversary of the Term Loan Maturity Date and (ii) provide holders thereunder with any rights upon the occurrence of a “change of control” event or asset sale event prior to the repayment of the Obligations under any Credit Document and (2) any Indebtedness of the Borrower which has payment terms at least as favorable to the Borrower and the Lenders as described in clauses (1)(a) and (b) above and is subordinated on customary terms and conditions (including remedy standstills at all times prior to the Term Loan Maturity Date) and has other terms, other than with respect to interest rates, at least as favorable to the Borrower and Lenders as the Senior Subordinated Notes.

“Real Estate” shall have the meaning provided in Section 9.1(f).

“Reference Lender” shall mean Lehman Commercial Paper Inc.

“Register” shall have the meaning provided in Section 13.6(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean 15 months following the date of an Asset Sale Prepayment Event or Casualty Event.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Repayment Date” shall mean the Term Loan Repayment Date or a New Term Loan Repayment Date, as applicable.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the sum of (i) the Adjusted Total Revolving Credit Commitment at such date, (ii) the Adjusted Total Term Loan Commitment at such date and (iii) the outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date or (b) if the Total Revolving Credit Commitment and the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 11, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Loans and Letter of Credit Exposures (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the portion of the Adjusted Total Revolving Credit Commitment that relates to the Revolving Credit Commitments at such date and (b) the outstanding principal amount of the Revolving Credit Loans (excluding Revolving Credit Loan held by Defaulting Lenders) in the aggregate at such date.

“Required Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding a majority of the sum of (a) the Adjusted Total Term Loan Commitment that relates to Term Loan Commitments at such date and (b) the outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitments by (b) the aggregate amount of the Revolving Credit Commitments, provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Revolving Credit Commitments” shall mean (a) with respect to each Lender that is a Lender on the date hereof, the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Revolving Credit Commitments as of the Closing Date is $75,000,000.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding and (b) such Lender’s Letter of Credit Exposure at such time.

“Revolving Credit Facilities” shall mean (a) the Revolving Credit Commitments and the provisions herein related to the Revolving Credit Loans and (b) the Letter of Credit Commitment.

“Revolving Credit Lenders” shall mean each Lender having a Revolving Credit Commitment.

“Revolving Credit Loans” has the meaning specified in Section 2.1(b)(i).

“Revolving Credit Maturity Date” shall mean the date that is six years after the Closing Date, or, if such date is not a Business Day, the first Business Day thereafter.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.

“Security Agreement” shall mean (a) the Security Agreement entered into by the relevant grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D, on the Closing Date and (b) any other security agreement or other similar instrument entered into pursuant to Section 9.11, in each case, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Pledge Agreement, (c) the Security Agreement, (d) the Mortgages, and (e) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11 or 9.12 or pursuant to any of the Security Documents to secure any of the Obligations.

“Seller” shall have the meaning provided in the preamble to this Agreement.

“Senior Subordinated Notes” shall mean (a) the senior subordinated notes defined in the preamble to this Agreement and (b) any replacement or refinancing thereof that constitutes Permitted Additional Notes, provided that any such amendment, replacement or refinancing shall bear a rate of interest determined by the board of directors of the Borrower to be a market rate of interest at the date of such amendment, replacement or refinancing and have other terms customary for similar issuances under similar market conditions or otherwise be on terms reasonably acceptable to the Administrative Agent.

“Senior Subordinated Notes Indenture” shall mean the Indenture dated as of the Closing Date, among the Borrower, the guarantors party thereto and The Bank of New York, as trustee, pursuant to which the Senior Subordinated Notes, are issued, as the same may be amended, supplemented or otherwise modified from time to time in accordance therewith.

“Series” shall have the meaning as provided in Section 2.14.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Solvent” shall mean, with respect to the Borrower, that as of the Closing Date, both (i) (a) the sum of the Borrower’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s present assets; (b) the Borrower’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (c) the Borrower has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) the Borrower is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Specified Subsidiary” shall mean, at any date of determination, (a) any Material Subsidiary, (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the consolidated total assets of the Borrower and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Borrower and the Subsidiaries for such period, in each case determined in accordance with GAAP and (c) each other Subsidiary that, when such Subsidiary’s total assets and gross revenues are aggregated with each other Subsidiary that is the subject of an Event of Default described in Section 11.5, would constitute a Specified Subsidiary under clause (a) or (b) above.

“Sponsor” shall mean Silver Lake Partners II, L.P. and its Affiliates, collectively.

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Status” shall mean, as to the Borrower as of any date, the existence of Level A Status, Level B Status, Level I Status, Level II Status, Level III Status or Level IV Status, as the case may be on such date. Changes in Status resulting from changes in the Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective (the date of such effectiveness, the “Effective Date”) as of the first day following the last day of the most recent fiscal year or period for which (a) Section 9.1 Financials are delivered to the Lenders under Section 9.1 and (b) an officer’s certificate is delivered by the Borrower to the Lenders setting forth, with respect to such Section 9.1 Financials, the then-applicable Status, and shall remain in effect until the next change to be effected pursuant to this definition, provided that (i) if the Borrower shall have made any payments in respect of interest or commitment fees during the period (the “Interim Period”) from and including the Effective Date to but excluding the day any change in Status is determined as provided above, then the amount of the next such payment due on or after such day shall be increased or decreased by an amount equal to any underpayment or overpayment so made by the Borrower during such Interim Period and (ii) each determination of the Consolidated Total Debt to Consolidated EBITDA Ratio pursuant to this definition shall be made with respect to the Test Period ending at the end of the fiscal period covered by the relevant financial statements.

“Statutory Reserve Rate” shall mean for any day as applied to any LIBOR Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock” shall mean shares of capital stock or shares in the capital, as the case my be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower or any Subsidiary Guarantor that is by its terms subordinated in right of payment to the obligations of the Borrower and such Subsidiary Guarantor, as applicable, under this Agreement.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” or “Subsidiaries” shall mean a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantors” shall mean each Subsidiary (other than an Excluded Subsidiary) (a) existing on the Closing Date that is a party to the Guarantee and a Security Agreement or (b) that becomes a party to the Guarantee and the Security Agreement after the Closing Date, including pursuant to Section 9.11.

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make Swingline Loans subject to the terms and conditions contained herein in an amount not to exceed $15,000,000.

“Swingline Lender” shall mean Lehman Commercial Paper Inc.

“Swingline Loans” shall have the meaning provided in Section 2.1(c).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Revolving Credit Maturity Date.

“Syndication Agent” shall mean Merrill Lynch, Pierce, Fenner and Smith Incorporated, together with its affiliates, as the syndication agent for the Lenders under this Agreement and the other Credit Documents.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

“Term Loan Commitment” shall mean with respect to each Lender the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender or in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $400,000,000.

“Term Loan Facility” shall mean the Term Loan Commitments and the provisions herein related to the Term Loans.

“Term Loan Lender” shall mean each Lender having a Term Loan Commitment.

“Term Loan Maturity Date” shall mean the date that is seven years after the Closing Date, or if such date is not a Business Day, the first Business Day thereafter.

“Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(i).

“Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b)(i).

“Term Loans” shall have the meaning provided in Section 2.1(c).

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended.

“Total Commitment” shall mean the sum of the Total Term Loan Commitment and the Total Revolving Credit Commitment.

“Total Credit Exposure” shall mean, at any date, the sum of (a) the Total Revolving Credit Commitment at such date, (b) the Total Term Loan Commitment at such date and (c) the outstanding principal amount of all Term Loans at such date.

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments and the New Revolving Credit Commitments, if applicable, of all the Lenders.

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments and the New Term Loan Commitments, if applicable, of all the Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the Senior Subordinated Notes Indenture, the Merger Agreement, the Conversion and the Equity Investments.

“Transferee” shall have the meaning provided in Section 13.6(e).

“Trigger Date” shall mean the date on which Section 9.1 Financials are delivered to the Lenders under Section 9.1 for the fiscal quarter ending on July 31, 2006.

“Type” shall mean (a) as to any Term Loan, its nature as an ABR Loan or a LIBOR Term Loan and (b) as to any Revolving Credit Loan, its nature as an ABR Revolving Credit Loan or LIBOR Revolving Credit Loan.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean

(a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary as an Unrestricted Subsidiary in a written notice to the Administrative Agent;

(b) any Restricted Subsidiary subsequently redesignated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent,

provided that in the case of (a) and (b),

(x) such designation or redesignation shall be deemed to be an Investment on the date of such redesignation in an Unrestricted Subsidiary in an amount equal to the sum of:

(i) the Borrower’s direct or indirect equity ownership percentage of the net worth of such designated or re-designated Restricted Subsidiary immediately prior to such designation or redesignation (such net worth to be calculated without regard to any guarantee provided by such designated or redesignated Restricted Subsidiary);

(ii) the aggregate principal amount of any Indebtedness owed by such designated or redesignated Restricted Subsidiary to the Borrower or any other Restricted Subsidiary immediately prior to such designation or redesignation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP; and

(y) no Default or Event of Default would result from such designation or redesignation; and

(c) each Subsidiary of an Unrestricted Subsidiary; provided that at the time of any written designation or redesignation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or redesignation.

On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“U.S. Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.

The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

SECTION 2. Amount and Terms of Credit.

2.1 Commitments.

(a) Term Loan Commitments. Subject to and upon the terms and conditions herein set forth, each Lender having a Term Loan Commitment severally agrees to make a loan or loans to the Borrower (each a “Term Loan”) on the Closing Date, which Term Loans in the aggregate shall not exceed $400,000,000. Such Term Loans (A) shall be made on the Closing Date and (B) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Term Loans, provided that all such Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type. All such Term Loans (i) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed and (ii) shall not exceed for any Lender the Term Loan Commitment of such Lender. On the Term Loan Maturity Date, all then unpaid Term Loans shall be repaid in full.

(b) Revolving Credit Commitments. Subject to and upon the terms and conditions herein set forth, each Revolving Lender severally agrees to make a loan or loans to the Borrower or (each a “Revolving Credit Loan” and, collectively, the “Revolving Credit Loans”), which Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date, (B) may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Revolving Credit Loans, provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect. On the Revolving Credit Maturity Date, all Revolving Credit Loans shall be repaid in full.

(c) Swingline Commitments.

(i) Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”), which Swingline Loans (a) shall be ABR Loans, (b) shall not exceed at any time outstanding the Swingline Commitment, (c) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect, and (d) may be repaid and reborrowed in accordance with the provisions hereof.

(ii) On the Swingline Maturity Date, each outstanding Swingline Loan shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from any Credit Party or any Lender stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (A) rescission of all such notices from the party or parties originally delivering such notice or (B) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(d) Mandatory Borrowing. On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Revolving Credit Lenders that all then-outstanding Swingline Loans shall be funded with Revolving Credit Loans constituting ABR Loans, in which case Revolving Credit Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Revolving Credit Lenders pro rata based on each Revolving Credit Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (A) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (B) whether any conditions specified in Section 7 are then satisfied, (C) whether a Default or an Event of Default has occurred and is continuing, (D) the date of such Mandatory Borrowing or (E) any reduction in the Total Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Revolving Credit Lenders to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Revolving Credit Lender purchasing same from and after such date of purchase.

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans, Revolving Credit Loans or Swingline Loans shall be in a multiples of $1,000,000. More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than ten (10) Borrowings of LIBOR Loans.

2.3 Notice of Borrowing.

(a) Term Loan Borrowings. The Borrower shall give the Administrative Agent (A) prior to 12:00 Noon (New York City time) at least three Business Days’ prior written notice of the Borrowing of Term Loans if all or any of such Term Loans are to be initially LIBOR Loans, and (B) prior to 10:00 a.m. (New York City time) at least one Business Day’s prior written notice of the Borrowing of Term Loans if all such Term Loans are to be ABR Loans.

(b) Notice of Borrowing. Each notice under clause (a) above (together with each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(b) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(c), a “Notice of Borrowing”) shall be irrevocable and shall specify (A) the aggregate principal amount of the Term Loans to be made, (B) the date of the Borrowing (which shall be the Closing Date), (C) whether the Term Loans shall consist of ABR Loans and/or LIBOR Term Loans, and (D) if the Term Loans are to include LIBOR Term Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Term Loan Lender written notice of the proposed Borrowing of Term Loans, of such Term Loan Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(c) Revolving Credit Borrowings. Whenever the Borrower desires to incur Revolving Credit Loans (other than borrowings to repay Unpaid Drawings), it shall give the Administrative Agent, (A) prior to 12:00 Noon (New York City time) at least three Business Days’ prior written notice of the proposed Borrowing of LIBOR Loans, and (B) prior to 10:00 a.m. (New York City time) at least one Business Days’ prior written notice of the proposed Borrowing of ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (1) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (2) the date of the proposed Borrowing (which shall be a Business Day), (3) whether the respective Borrowing shall consist of ABR Loans or LIBOR Revolving Credit Loans and, if LIBOR Revolving Credit Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Revolving Credit Borrowing, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(d) Swingline Borrowings. Whenever the Borrower desires to incur Swingline Loans hereunder, the Borrower shall give the Administrative Agent prior to 1:00 p.m. (New York City time) on the date of such proposed Borrowing prior written notice of such proposed Borrowing, provided that the aggregate principal amount of all Swingline Loans requested to be made on any single date shall not exceed the Swingline Commitment less the Swingline Loans then outstanding as of such date. Each such notice shall be irrevocable and shall specify (1) the aggregate principal amount of the proposed Swingline Loans to be made pursuant to such Borrowing and (2) the date of the proposed Borrowing (which shall be a Business Day).

(e) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

2.4 Disbursement of Funds.

(a) No later than 12:00 Noon (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to the Borrower’s account at the Administrative Agent’s Office the aggregate of the amounts so made available. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the Term Loan Lenders, on the Term Loan Maturity Date, the then-unpaid Term Loans. The Borrower shall repay to the Administrative Agent (i) for the benefit of the applicable Lenders, on the Revolving Credit Maturity Date, the then-unpaid Revolving Credit Loans made to the Borrower and (ii) for the account of the Swingline Lender, on the Swingline Maturity Date, the then-unpaid Swingline Loans made to the Borrower.

(b) (i) The Borrower shall repay to the Administrative Agent, for the benefit of the Term Loan Lenders, on each date set forth below (each, a “Term Loan Repayment Date”), the principal amount of the Term Loans equal to (x) the outstanding principal amount of Term Loans immediately after closing on the Closing Date, multiplied by (y) the percentage set forth below opposite such Term Loan Repayment Date (each, a “Term Loan Repayment Amount”):

Date	Term Loan Repayment Amount
July 31, 2006	0.25%
October 31, 2006	0.25%
January 31, 2007	0.25%
April 30, 2007	0.25%

Date	Term Loan Repayment Amount
July 31, 2007	0.25%
October 31, 2007	0.25%
January 31, 2008	0.25%
April 30, 2008	0.25%
July 31, 2008	0.25%
October 31, 2008	0.25%
January 31, 2009	0.25%
April 30, 2009	0.25%
July 31, 2009	0.25%
October 31, 2009	0.25%
January 31, 2010	0.25%
April 30, 2010	0.25%
July 31, 2010	0.25%
October 31, 2010	0.25%
January 31, 2011	0.25%
April 30, 2011	0.25%
July 31, 2011	0.25%
October 31, 2011	0.25%
January 31, 2012	0.25%
April 30, 2012	0.25%
July 31, 2012	0.25%
October 31, 2012	0.25%
January 31, 2012	0.25%
Term Loan Maturity Date	93.25%

(ii) In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates (each a “New Term Loan Repayment Date”) set forth in the applicable Joinder Agreement.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(d) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a sub-account for each Lender, in which Register and sub-accounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Term Loan, a Revolving Credit Loan or a Swingline Loan, as applicable, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(e) The entries made in the Register and accounts and sub-accounts maintained pursuant to paragraphs (c) and (d) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded;

provided that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such sub-account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

2.6 Conversions and Continuations.

(a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans or Revolving Credit Loans made to the Borrower, as applicable, of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Term Loans as LIBOR Term Loans or any LIBOR Revolving Credit Loans as LIBOR Revolving Credit Loans, as the case may be, for an additional Interest Period, provided that (i) no partial conversion of such Loans shall reduce the outstanding principal amount of such LIBOR Term Loans or LIBOR Revolving Credit Loans, as applicable, made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) (A) ABR Loans may not be converted into LIBOR Loans and (B) LIBOR Revolving Credit Loans may not be continued as LIBOR Loans, as applicable, for an additional Interest Period, if a Default or Event of Default is in existence on the date of the proposed continuation or conversion, as the case may be, and the Administrative Agent has or (1) in the case of Term Loans, the Required Term Loan Lenders, (2) in the case Revolving Credit Loans, the Required Revolving Credit Lenders, as applicable, have determined in its or their sole discretion not to permit such conversion or continuation, as the case may be, and (iii) Borrowings resulting from conversions of Loans pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at prior to 12:00 Noon (New York City time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans, other than Revolving Credit Loans, which require two Business Days’ notice) prior written notice (each, a “Notice of Conversion or Continuation”) specifying (A) in the case of a conversion or continuation, the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Term Loan Lender and each Revolving Credit Lender, as applicable, notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Term Loans or LIBOR Revolving Credit Loans and the Administrative Agent has or (i) in the case of Term Loans, the Required Term Loan Lenders or (ii) in the case of Revolving Credit Loans, the Required Revolving Credit Lenders, as applicable, have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans, shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of any LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans.

2.7 Pro Rata Borrowings. Each Borrowing of Term Loans under this Agreement shall be granted by the Term Loan Lenders pro rata on the basis of their then-applicable Term Loan Commitment. Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Revolving Credit Lenders pro rata on the basis of their then-applicable Revolving Credit Commitments. Each Borrowing of New Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be severally obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder, (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document and (c) the rights of each Lender under each Credit Document are separate and independent rights and any Indebtedness owed to such Lender under any Credit Document shall be a separate and independent Indebtedness.

2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the applicable ABR in effect from time to time.

(b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin in effect from time to time plus the relevant LIBOR Rate.

(c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) or (b), as applicable, plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three, six or (in the case of Revolving Credit Loans, if available to all the Lenders making such loans as determined by such Lenders in good faith based on prevailing market conditions) nine or twelve month period or a shorter period, provided that the initial Interest Period may be for a period less than one month if agreed upon by the Borrower and the Administrative Agent.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including, in the case of LIBOR Loans, the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of LIBOR Revolving Credit Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the first Business Day thereafter; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10 Increased Costs, Illegality, etc.

(a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the “LIBOR Rate”; or

(ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any such increase or reduction attributable to Taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in the interbank LIBOR market; or

(iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank LIBOR market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give written notice to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Term Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Term Loans or LIBOR Revolving Credit Loans, as applicable, that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.

(b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Loan is a LIBOR Loan then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d) It is understood that to the extent duplicative of Section 5.4, this Section 2.10 shall not apply to Taxes.

2.11 Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to change its Applicable Lending Office for any Loans affected by such event, provided that such change is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.

2.14 Incremental Facilities.

(a) The Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more (x) New Term Loan commitments (the “New Term Loan Commitments”) and/or (y) additional revolving credit commitments (the “New Revolving Credit Commitment”

and, together with the New Loan Commitments, the “New Loan Commitments”), by an aggregate amount not in excess of $150,000,000 in the aggregate and not less than $25,000,000 individually (or such lesser amount which shall be approved by the Administrative Agent or such lesser amount that shall constitute the difference between $150,000,000 and all such New Loan Commitments obtained prior to such date), and integral multiples of $5,000,000 in excess of that amount. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent; provided that any Lender offered or approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment. Such New Loan Commitments shall become effective, as of such Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments, as applicable; (ii) both before and after giving effect to the making of any Series of New Term Loans or New Revolving Loans, each of the conditions set forth in Section 7 shall be satisfied; (iii) the Borrower and its Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 10.9 and Section 10.10 as of the last day of the most recently ended fiscal quarter after giving effect to such New Loan Commitments and such other adjustment events in connection with any concurrent Permitted Acquisitions or Dispositions; (iv) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(d); (v) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Loan Commitments, as applicable; and (vi) the Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.

(b) On any Increased Amount Date on which New Revolving Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions and obtaining any required approval from any Governmental Authority, (a) each of the Lenders with Revolving Credit Commitments shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Loan Lender”) and each of the New Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Credit Commitments, at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Lenders with Revolving Credit Loans and New Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments, (b) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Credit Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Loan Commitment and all matters relating thereto.

(c) On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d) The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Term Loans or as otherwise agreed by the Borrower and the New Term Loan Lenders; provided that (i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the final maturity of the Term Loans and the mandatory prepayment and other payment rights (other than scheduled amortization) of the New Term Loans and the Term Loans shall be identical and (ii) the rate of interest and the amortization schedule applicable to the New Term Loans of each Series shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided further that to the extent the terms and provisions of the New Term Loans and New Term Loan Commitments of any Series are not consistent with those of the Term Loans (other than as contemplated by the preceding clauses (i) and (ii)), such terms and provisions shall be reasonably satisfactory to the Administrative Agent. The terms and provisions of the New Revolving Loans and New Revolving Credit Commitments shall be identical to the Revolving Credit Loans and the Revolving Credit Commitments.

(e) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.14.

SECTION 3. Letters of Credit.

3.1 Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Maturity Date, the Borrower may request that the Letter of Credit Issuer issue for the account of the Borrower a standby letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at such time to exceed the Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer, provided that in no event shall such expiration date occur later than the L/C Maturity Date; (iv) no Letter of Credit shall be issued if it is requested to be denominated in any currency other than U.S. Dollars; (v) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by the Letter of Credit Issuer after it has received a written notice from any Credit Party or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.

(c) Upon at least one Business Day’s prior written notice to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

3.2 Letter of Credit Requests.

(a) Whenever the Borrower desires that a Letter of Credit be issued for its account, it shall give the Administrative Agent and the Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof. Each notice shall be executed by the Borrower and shall be in the form of Exhibit E (each a “Letter of Credit Request”). The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3 Letter of Credit Participations.

(a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such other Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees).

(b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to any L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in U.S. Dollars and in immediately available funds; provided that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York City time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Revolving Credit Commitment Percentage, as applicable, of the amount of such payment on such Business Day in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at the Federal Funds Effective Rate. The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage, of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d) Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in such Letter of Credit);

(iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default;

provided that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.

3.4 Agreement To Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse the Letter of Credit Issuer by making payment to the Administrative Agent (in the case of reimbursement made by the Borrower) in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable LIBOR Margin plus the LIBOR Rate as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 10:00 a.m. (New York City time) on the date of such drawing that the Borrower intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, that the Lenders with Revolving Credit Commitments or make Revolving Credit Loans (which shall be ABR Loans), and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each such L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 Noon (New York City time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.

(b) The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

3.5 Increased Costs. If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or the Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to any Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than any such increase or reduction attributable to taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be, (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent, the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. A certificate submitted to the Borrower by the Letter of Credit Issuer or a L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6 Successor Letter of Credit Issuer. The Letter of Credit Issuer may resign as Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent or the Revolving Credit Lenders and the Borrower. If the Letter of Credit Issuer shall resign as Letter of Credit Issuer under this Agreement, then the Borrower shall appoint from among the Revolving Credit Lenders, a successor issuer of Letters of Credit whereupon such successor issuer shall succeed to the rights, powers and duties of such resigning Letter of Credit Issuer, and the term “Letter of Credit Issuer” as used in relation to such resigning Letter of Credit Issuer shall mean such successor issuer effective upon such appointment. At the time such resignation shall become effective, the Borrower shall pay to the resigning Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(d) and (e). The acceptance of any appointment as the Letter of Credit Issuer hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such successor Lender shall have all the rights and obligations of the resigning Letter of Credit Issuer under this Agreement and the other Credit Documents. At the time such resignation shall become effective, the Borrower shall pay to the resigning Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(c) and (d). After the resignation of the Letter of Credit Issuer hereunder, such resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit. After any resigning Letter of Credit Issuer’s resignation as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was the Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

SECTION 4. Fees; Commitments.

4.1 Fees.

(a) The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all Revolving Credit Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Final Date. Such commitment fee shall be payable in arrears (x) on the last day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitments in effect on such day.

(b) The Borrower agrees to pay to the Administrative Agent for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable LIBOR Margin for Revolving Credit Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(c) The Borrower agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, computed at the rate for each day equal to 0.250% per annum on the average daily Stated Amount of such Letter of Credit. Such Fronting Fees shall be due and payable quarterly in arrears on the last day of each March, June, September and December and on the date upon which the Total Revolving Credit Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.

(d) The Borrower agrees to pay directly to the Letter of Credit upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of Letters of Credit issued by it.

4.2 Voluntary Reduction of Revolving Credit Commitments. Upon at least one Business Day’s prior written notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce any of the Revolving Credit Commitments in whole or in part, provided that (i) any such reduction shall apply proportionately and permanently to reduce such Revolving Credit Commitment of each of the Lenders under such Commitment, (ii) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and (iii) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time shall not exceed the Total Revolving Credit Commitment then in effect.

4.3 Mandatory Termination of Commitments.

(a) The Term Loan Commitments shall terminate at 5:00 p.m. (New York City time) on the Closing Date. The Total Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date. The Swingline Commitments shall terminate at 5:00 p.m. (New York City time) on the Swingline Maturity Date.

(b) The New Term Loan Commitment for any Series shall terminate at 5:00 p.m. (New York City time) on the Increased Amount Date for such Series.

(c) If any prepayment of Term Loans would otherwise be required pursuant to Section 5.2(a) but cannot be made because there are no Term Loans outstanding, or because the amount of the required prepayment exceeds the outstanding amount of Term Loans, then, on the date that such prepayment is required, the Revolving Credit Commitments shall be permanently reduced pro rata by an aggregate amount equal to the amount of the required prepayment, or the excess of such amount over the outstanding amount of Term Loans, as the case may be, and the Borrower shall comply with Section 5.2(b) after giving effect to such reduction.

SECTION 5. Payments.

5.1 Voluntary Prepayments. The Borrower shall have the right to prepay Term Loans, Revolving Credit Loans and Swingline Loans, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent written notice of its intent to make such prepayment, the amount of such prepayment and the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than (i) in the case of Term Loans or Revolving Credit Loans, 10:00 a.m. (New York City time) one Business Day prior to, or (ii) in the case of Swingline Loans, 10:00 a.m. (New York City time) on, the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the applicable Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000 and each partial prepayment of Swingline Loans shall be in a multiple of $10,000 and in an aggregate principal amount of at least $100,000, provided that no partial prepayment of LIBOR Term Loans or LIBOR Revolving Credit Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Term Loans or LIBOR Revolving Credit Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for LIBOR Term Loans or LIBOR Revolving Credit Loans, and (c) any prepayment of LIBOR Term Loans or LIBOR Revolving Credit Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of Term Loans pursuant to this Section 5.1 shall be applied to Term Loans in such manner as the Borrower may determine. At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender.

5.2 Mandatory Prepayments.

(a) Term Loan Prepayments.

(i) On each occasion that a Prepayment Event occurs, the Borrower shall, within one Business Day after the occurrence of a Debt Incurrence Prepayment Event and within five Business Days after the occurrence of any other Prepayment Event, prepay, in accordance with paragraph (c) below, the principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event, provided that at the option of the Borrower, the Net Cash Proceeds from any transaction permitted by Section 10.4(e) may be applied to repay Revolving Credit Loans, which repayment shall automatically result in the reduction of the Revolving Credit Commitment of each Lender by an amount equal to the amount of the Revolving Credit Loans prepaid to such Lender.

(ii) Not later than the date that is ninety days after the last day of any fiscal year (commencing with and including the fiscal year ending January 31, 2007), the Borrower shall prepay, in accordance with paragraph (c) below, the principal of Term Loans in an amount equal to (x) the percentage of Excess Cash Flow set forth in the table below opposite the Borrower’s Consolidated Total Debt to Consolidated EBITDA Ratio as of the end of such fiscal year minus (y) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 during such fiscal year.

Consolidated Total Debt to Consolidated EBITDA Ratio	Excess Cash Flow Percentage
≥ 5.50 to 1.00	50%
< 5.50 to 1.00	25%
≤ 4.00 to 1.00	0%

(b) Repayment of Revolving Credit Loans. If on any date the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures (all the foregoing, collectively, the “Aggregate Revolving Credit Outstanding”) exceeds 100% of the Total Revolving Credit Commitment as then in effect, the Borrower shall forthwith repay on such date the principal amount of Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Revolving Credit Loans, the Aggregate Revolving Credit Outstanding exceeds the Total Revolving Credit Commitment then in effect, the Borrower shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall instruct the Collateral Agent to hold such payment for the benefit of the Revolving Credit Lenders as security for the obligations of the Borrower hereunder (including obligations in respect of Letters of Credit Outstanding) pursuant to a cash collateral agreement to be entered into in form and substance satisfactory to the Administrative Agent (which shall permit certain Investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the secured obligations).

(c) Application to Repayment Amounts. Each prepayment of Term Loans required by Section 5.2(a) shall be applied to reduce the scheduled Repayment Amounts in such order as the Borrower may determine up to an amount equal to the aggregate amount of the applicable scheduled Repayment Amounts required to be made by the Borrower pursuant to Section 2.5(b) during the two year period immediately following the date of the prepayment (such amount being the “Amortization Amount”), provided that to the extent that the amount of the prepayment exceeds the Amortization Amount, such excess shall be applied ratably to reduce the then remaining Repayment Amounts under the Term Loan Facility. With respect to each such prepayment, the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent written notice requesting the Administrative Agent to provide notice of such prepayment to each Term Loan Lender.

(d) Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that if LIBOR Term Loans made pursuant to a single Borrowing shall be reduced to an amount less than the Minimum Borrowing Amount for LIBOR

Loans, the outstanding Term Loans made pursuant to such Borrowing shall immediately be converted into ABR Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e) Application to Revolving Credit Loans. Each prepayment of Revolving Credit Loans elected by the Borrower pursuant to Section 5.2(a) or if required pursuant to Section 5.2(b) shall be applied as follows: first, at the option of the Administrative Agent in its reasonable discretion, to repay the outstanding principal balance of the Swingline Loans until all Swingline Loans shall have been repaid in full; second, to repay the outstanding principal balance of the Revolving Credit Loans until all Revolving Credit Loans shall have been paid in full; and third, to provide cash collateral for the Letter of Credit Exposure, in an amount equal to 105% of the Letter of Credit Exposure at such time, pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent (which shall permit certain Investments in Permitted Investments satisfactory to the Administrative Agent, until the proceeds are applied to the Obligations), until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth therein; provided that no prepayment of Revolving Credit Loans pursuant to Section 5.2(a) shall be applied to the Revolving Credit Loans of any Defaulting Lender.

(f) Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor so long as no Default or Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g) Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a)(i) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds (i) $5,000,000 for a single Prepayment Event or (ii) $15,000,000 in the aggregate for all such Prepayment Events.

(h) Foreign Asset Sales. Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any or all of the Net Cash Proceeds of any asset sale by the Borrower or a Restricted Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) or Excess Cash Flow is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the Borrower or the applicable Restricted Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by Borrower or the applicable Restricted Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a) (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Restricted Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Restricted Subsidiary), or (y) such Net Cash Proceeds or Excess Cash Flow is applied to the repayment of Indebtedness of a Restricted Subsidiary.

5.3 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer or the Swingline Lender, as the case may be, not later than 12:00 Noon (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4 Net Payments.

(a) Any and all payments made by or on behalf of the Borrower or any Subsidiary Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if the Borrower or any Subsidiary Guarantor shall be required by law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent, the Collateral Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or any Subsidiary Guarantor shall make such deductions or withholdings and (iii) the Borrower or any Subsidiary Guarantor shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Whenever any Indemnified Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower showing payment thereof.

(b) The Borrower shall pay and shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority) with regard to any Other Taxes.

(c) The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on the Administrative Agent, the Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Subsidiary Guarantor hereunder or under any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent or the Collateral Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d) Each Non-U.S. Lender shall to the extent it is legally entitled to do so:

(i) deliver to the Borrower and the Administrative Agent two copies of either (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), or (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement; and

(ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower;

unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 13.6 or a Lender pursuant to Section 13.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(d), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(e) If the Borrower determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant Lender, the

Administrative Agent or the Collateral Agent, as applicable, shall cooperate with the Borrower in challenging such taxes at the Borrower’s expense if so requested by the Borrower. If any Lender, the Administrative Agent or the Collateral Agent, as applicable, receives a refund of a tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower for such amount (together with any interest received thereon) as the Lender or the Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required. A Lender, an Administrative Agent or the Collateral Agent shall claim any refund that it determines is available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. Neither such Lender nor the Administrative Agent nor the Collateral Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Credit Party in connection with this clause (e) or any other provision of this Section 5.4.

(f) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5 Computations of Interest and Fees.

(a) Interest on LIBOR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees and Letters of Credit Outstanding shall be calculated on the basis of a 360 day year for the actual days elapsed.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

SECTION 6. Conditions Precedent to Initial Borrowing.

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Agents:

6.1 Credit Documents. The Administrative Agent shall have received:

(a) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Lender;

(b) a Lender Addendum, executed and delivered by a duly authorized officer of each Lender and accepted by the Borrower and the Administrative Agent;

(c) the Pledge Agreement, executed and delivered by a duly authorized officer of each pledgor party thereto; and

(d) the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto.

6.2 Collateral.

(a) All outstanding equity interests in whatever form of each Subsidiary directly owned by or on behalf of any Credit Party shall have been pledged pursuant to a Pledge Agreement and the Collateral Agent shall have received all certificates representing securities pledged under a Pledge Agreement to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b) All Indebtedness for borrowed money in excess of $2,500,000 of the Borrower and each Subsidiary that is owing to any Credit Party shall be evidenced by one or more global promissory notes and shall have been pledged pursuant to a Pledge Agreement, and the Collateral Agent shall have received all such promissory notes, together with instruments of transfer with respect thereto endorsed in blank.

(c) All documents and instruments, including Uniform Commercial Code or other applicable personal property and fixture security financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

(d) The Borrower shall deliver to the Collateral Agent a completed Perfection Certificate, executed and delivered by an Authorized Officer of the Borrower, together with all attachments contemplated thereby.

6.3 Legal Opinions. The Administrative Agent shall have received the executed legal opinions of Simpson Thacher & Bartlett LLP, special New York counsel to the Borrower, substantially in the form of Exhibit F. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.

6.4 No Default. After giving effect to the Borrowings on the Closing Date and the other transactions contemplated hereby, no Default or Event of Default has occurred and is continuing.

6.5 Senior Subordinated Notes. The Borrower shall have received gross proceeds of up to $200,000,000 (together with the Equity Investments and the proceeds generated hereunder, to consummate the Transactions) from the issuance of Senior Subordinated Notes under the Senior Subordinated Notes Indenture (the terms and conditions of the Senior Subordinated Notes (including, but not limited to, subordination, maturity, covenants, events of default, remedies, redemption and prepayment events) shall be reasonably satisfactory to the Agents).

6.6 Equity Investments. Each of the (a) Equity Financing and (b) Rollover Equity Investment shall have been consummated and to the extent constituting other than common equity interests, shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Arrangers to the extent material to the interests of the Lenders.

6.7 Closing Certificates. The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, substantially in the form of Exhibit G, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and attaching the documents referred to in Sections 6.8 and 6.9.

6.8 Corporate Proceedings of Each Credit Party. The Administrative Agent shall have received a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the board of directors of each Credit Party (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder.

6.9 Corporate Documents. The Administrative Agent shall have received true and complete copies of the certificate of incorporation and by-laws (or equivalent organizational documents) of each Credit Party.

6.10 Fees. The (a) Lenders shall have received the fees in the amounts previously agreed in writing between the Agents and such Lenders to be received on the Closing Date and (b) Arrangers shall have received their fees in the amounts previously agreed with Borrower and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Closing Date shall have been paid.

6.11 Representations and Warranties. On the Closing Date, the representations and warranties made by the Credit Parties in Section 8.1(a), Section 8.2, Section 8.5, Section 8.7, Section 8.17 (to the extent material to the interests of the Lenders and to the extent the making thereof is a condition to the Borrower’s obligations under the Merger Agreement) and Section 8.18 and in Section 3.2 of the Security Agreement, in each case as they relate to the Credit Parties at such time, shall be true and correct in all material respects.

6.12 Related Agreements. The Administrative Agent shall have received a fully executed or conformed copy of the Merger Agreement which shall be in full force and effect.

6.13 Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from Authorized Officer of the Borrower in form, scope and substance satisfactory to the Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, the Borrower on a consolidated basis with its Subsidiaries is Solvent.

6.14 Financial Statements. The Arrangers and the Lenders shall have received prior to the Closing Date from the Borrower unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for each fiscal quarter ended after the most recent Historical Financial Statements and ended prior to 45 days before the Closing Date.

6.15 Merger; Conversion. Concurrently with the initial Credit Event made hereunder, (a) the Merger shall have been consummated in accordance with the Merger Agreement without any waiver, modification or amendment thereof that is materially adverse to the Lenders (as determined by the Arrangers), unless consented to by the Arrangers, and all other material documentation related thereto and (b) Borrower shall have complied with its obligations under the indenture with respect to Company’s Existing Convertible Securities in relation to the conversion rights of the holders thereof.

6.16 Insurance. Certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 9.3 and, if applicable, the designation of the Collateral Agent as an additional insured and loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder, such certificates to be in such form and contain such information as is specified in Section 9.3 (provided that if such endorsement as additional insured cannot be delivered by the Closing Date, the Collateral Agent may consent to such endorsement being delivered at such later date as it deems appropriate in the circumstances).

6.17 Consolidated Total Debt to Consolidated EBITDA. (a) The ratio of pro forma Consolidated Total Debt to pro forma Consolidated EBITDA for the immediately preceding four fiscal quarter period ended at least 60 days prior to the Closing Date, determined on a pro forma basis after giving effect to the Transactions, is not greater than 6.60:1.00 and (b) the Arrangers shall have received a certificate of an Authorized Officer of the Borrower, which certificate shall set forth the calculations required to establish such ratio of pro forma Consolidated Total Debt to pro forma Consolidated EBITDA and supporting schedules and other data used in such calculations, each in form and substance reasonably satisfactory to the Agents.

6.18 Company Material Adverse Effect. Except as set forth in the disclosure schedules to the Merger Agreement, since July 31, 2005, no Company Material Adverse Effect shall have occurred or become known.

6.19 Patriot Act. Prior to the Closing Date and subject to reasonable notice to Borrower, the Agents shall have received all customary documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

SECTION 7. Conditions Precedent to All Credit Events.

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings) and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:

7.1 No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Closing Date) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents (other than Section 8.17) shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).

7.2 Notice of Borrowing; Letter of Credit Request.

(a) Prior to the making of each Term Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

(b) Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

(c) Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

(d) The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.

SECTION 8. Representations, Warranties and Agreements.

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

8.1 Corporate Status. Each of the Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

8.2 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

8.3 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Merger and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Senior Subordinated Notes Indenture), loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, bylaws or other constitutional documents of such Credit Party or any of the Restricted Subsidiaries.

8.4 Litigation. There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.

8.5 Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

8.6 Governmental Approvals. The execution, delivery and performance of the Merger Agreement or any Credit Document does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such licenses, approvals, authorizations or consents the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

8.7 Investment Company Act. The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8 True and Complete Disclosure.

(a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of its Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.

(b) The projections and pro forma financial information contained in the information and data referred to in clause (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

8.9 Financial Condition; Financial Statements. The (a) unaudited historical consolidated financial information of the Borrower as set forth in the Confidential Information Memorandum, and (b) Historical Financial Statements, in each case present or will, when provided, present fairly in all material respects the combined financial position of the Borrower and its Subsidiaries at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied. After the Closing Date, there has been no Material Adverse Change since July 31, 2005.

8.10 Tax Returns and Payments. The Borrower and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material Taxes payable by it that have become due, other than those (a) not yet delinquent or (b) contested in good faith as to which adequate reserves have been provided in accordance with GAAP and which could not reasonably be expected to result in a Material Adverse Effect. The Borrower and each of its Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Borrower) in accordance with GAAP for the payment of, all material federal, state, provincial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.

8.11 Compliance with ERISA.

(a) Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of the Borrower, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(1), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrower contained in the Confidential Information Memorandum. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Borrower.

(b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.12 Subsidiaries. Schedule 8.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Closing Date. To the knowledge of the Borrower, after due inquiry, each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12.

8.13 Intellectual Property, etc. The Borrower and each of the Restricted Subsidiaries own or otherwise have rights to use all Intellectual Property that are necessary for the operation of their respective businesses as currently conducted, except where the failure to own or otherwise have any such rights could not reasonably be expected to have a Material Adverse Effect.

8.14 Environmental Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) the Borrower and its Subsidiaries and all Real Estate are in compliance with all Environmental Laws; (ii) neither the Borrower nor any of its Subsidiaries is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) the Borrower and its Subsidiaries are not conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Borrower or any of its Subsidiaries.

(b) Neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15 Properties. (a) The Borrower and each of its Subsidiaries has good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 9.3.

8.16 Solvency. On the Closing Date (after giving effect to the Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Borrower on a consolidated basis with its Subsidiaries will be Solvent.

8.17 Representations and Warranties in Merger Agreement. All representations and warranties of the Company set forth in the Merger Agreement are true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

8.18 Subordination of Senior Subordinated Notes. The Obligations are “Senior Debt,” the Guarantee Obligations are “Guarantor Senior Debt” and the Obligations and Guaranteed Obligations are “Designated Senior Debt,” in each case, within the meaning of the Senior Subordinated Notes Indenture.

SECTION 9. Affirmative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments, the Swingline Commitment and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

9.1 Information Covenants. The Borrower will furnish to each Lender and the Administrative Agent:

(a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC or delivered to the holders of the Senior Subordinated Notes (or, if such financial statements are not required to be filed with the SEC or delivered to the holders of the Senior Subordinated Notes, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and the Material Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Default or Event of Default relating to Section 10.9 or Section 10.10 that has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC or delivered to the holders of the Senior Subordinated Notes with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC or delivered to the holders of the Senior Subordinated Notes, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of (i) the Borrower and the Restricted Subsidiaries and (ii) the Borrower and its Subsidiaries, in each case as at the end of such quarterly period, and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower, subject to changes resulting from audit and normal year-end audit adjustments.

(c) Budgets. Within 60 days after the commencement of each fiscal year of the Borrower, a budget of the Borrower in reasonable detail for such fiscal year as customarily prepared by management of the Borrower for their internal use consistent in scope with the financial statements provided pursuant to Section 9.l(a), setting forth the principal assumptions upon which such budgets are based.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Section 10.9 and Section 10.10 as at the end of such fiscal year or period, as the case may be, (ii) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, (iii) the then applicable Status and (iv) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefore and, if such certificate demonstrates an Event of Default of the covenants under Section 10.9 or 10.10, any of the Investors may deliver, together with such certificate, notice of their intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 11.13; provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Credit Document. At the time of the delivery of the financial statements provided for in Section 9.1(a), (i) a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Applicable Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an Authorized Officer and the chief legal officer of the Borrower (x) setting forth the information required pursuant to Section 1(a) of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this subsection (d)(ii), as the case may be, and (y) certifying that all Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified pursuant to clause (x) above to the extent necessary to protect and perfect the security interests under the Security Documents.

(e) Notice of Default or Litigation. Promptly after an Authorized Officer of any Credit Party or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against any Credit Party or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.

(f) Environmental Matters. The Borrower will promptly advise the Lenders and the Administrative Agent in writing after the Borrower or any Subsidiary obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:

(i) Any pending or threatened Environmental Claim against any Credit Party or any Real Estate;

(ii) Any condition or occurrence on any Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Real Estate;

(iii) Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and

(iv) The conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by any Credit Party, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.

(g) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Government Authority in any relevant jurisdiction by the Borrower or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders and the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that the Borrower or any of its Subsidiaries shall send to the holders of any publicly issued debt of the Borrower or any of its Subsidiaries (including any Senior Subordinated Notes (whether publicly issued or not)) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders and the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

(h) Pro Forma Adjustment Certificate. Not later than the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment or not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Borrower or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of the Borrower setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 9.1 (other than the certificate delivery requirement of the independent certified public accountants set forth in Section 9.1(a))

may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing the Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC.

9.2 Books, Records and Inspections. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire.

9.3 Maintenance of Insurance. The Borrower will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

9.4 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP and the failure to pay could not reasonably be expected to result in a Material Adverse Effect.

9.5 Consolidated Corporate Franchises. The Borrower will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the Borrower and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6 Compliance with Statutes, Regulations, etc. The Borrower will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so could not reasonably be expected to have a Material Averse Effect.

9.7 ERISA. Promptly after the Borrower or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Borrower, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Borrower, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

9.8 Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.

9.9 Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower or the Restricted Subsidiaries) on terms that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of fees pursuant to the Management Agreement and other customary fees to the Sponsor for consulting and financial services rendered to the Borrower and the Subsidiaries and customary investment banking fees paid to the Sponsor for services rendered to the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) customary fees paid to members of the board of directors the Borrower and the Subsidiaries and (c) transactions permitted by Section 10.6.

9.10 End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on January 31 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Borrower’s past practice; provided that the Borrower may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.11 Additional Subsidiary Guarantors and Grantors. Except as set forth in Sections 10.1(A)(j) or 10.1(A)(k), the Borrower will cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition) to execute a supplement to each of the Guarantee and the relevant Security

Agreement, in form and substance reasonably satisfactory to the Administrative Agent or Collateral Agent, as applicable, to the respective agreement in order to become a Subsidiary Guarantor under the Guarantee and a grantor under relevant Security Agreement or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Agreement in form and substance reasonable satisfactory to the Collateral Agent.

9.12 Pledges of Additional Stock and Evidence of Indebtedness.

(a) Except with respect to which, in the reasonable judgment of the Administrative Agent and the Collateral Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences) of doing so shall be excessive in relation to the value of the security afforded the Lenders therefrom, the Borrower shall pledge, and, if applicable, shall cause each Subsidiary to pledge, to the Collateral Agent for the benefit of the Secured Parties, (i) all the Stock and Stock Equivalents of each Subsidiary and each Minority Investment held by the Borrower or a Subsidiary, in each case, formed or otherwise purchased or acquired after the date hereof, in each case pursuant to a supplement to the Pledge Agreement in form and substance reasonably satisfactory to Administrative Agent and the Collateral Agent, (ii) all evidences of Indebtedness in excess of $2,500,000 received by the Borrower or any of the Subsidiaries in connection with any disposition of assets pursuant to Section 10.4(b), in each case pursuant to a supplement to the Pledge Agreement in form and substance reasonably satisfactory to Administrative Agent and the Collateral Agent and (iii) any global promissory notes executed after the date hereof evidencing Indebtedness of the Borrower, each Subsidiary and each Minority Investment that is owing to the Borrower or any Subsidiary (other than any Unrestricted Subsidiary), in each case pursuant to a supplement to the Pledge Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(b) The Borrower agrees that all Indebtedness in excess of $2,500,000 of the Borrower and each Subsidiary that is owing to any Credit Party by the Borrower or any Subsidiary pledged pursuant to a Pledge Agreement shall be evidenced by one or more global promissory notes.

9.13 Use of Proceeds.

(a) The Borrower will use the Letters of Credit and the proceeds of all Loans for the purposes set forth in the recitals hereto.

(b) The Borrower will use the Letters of Credit and the proceeds of all Revolving Credit Loans and Swingline Loans solely for working capital and general corporate purposes.

9.14 Further Assurances.

(a) The Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by any Security Agreement, any Pledge Agreement or any Mortgage, all at the expense of the Borrower and the Restricted Subsidiaries.

(b) If any assets (including any real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of $2,500,000 are acquired by the Borrower or any other Credit Party from the Borrower, any of its Subsidiaries or any other Person after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof) that are, in the case of personal property, of the nature secured by the Security Agreement, the Borrower will notify the Collateral Agent and the Lenders thereof, and, if requested by the Collateral Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.14, all at the expense of the Borrower. Any Mortgage delivered to the Collateral Agent in accordance with the preceding sentence shall be accompanied by (x) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Administrative Agent and the Collateral Agent may reasonably request and (y) an opinion of local counsel to the Borrower (or in the event a Subsidiary of the Borrower is the mortgagor, to such Subsidiary) in form and substance reasonably satisfactory to Administrative Agent and the Collateral Agent.

9.15 Interest Rate Protection. As promptly as practicable, but in no event, later than the 90th day after the Closing Date, the Borrower shall enter into, and for a minimum of two years thereafter maintain, Hedge Agreements with terms and conditions acceptable to the Administrative Agent that result in at least 50% of the aggregate principal amount of Indebtedness under the Term Loan Facility being effectively subject to interest at a fixed rate or the interest cost in respect of which shall be fixed, in each case, on terms and conditions reasonable satisfactory to the Administrative Agent.

9.16 Post-Closing Matters. The Borrower shall deliver the documents and complete the tasks set forth on Schedule 9.16 within the time limits specified on such schedule.

SECTION 10. Negative Covenants.

The Borrower hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments, the Swingline Commitments and each Letter of Credit have terminated and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

10.1 Limitation on Indebtedness.

(A) The Borrower will not, nor will it permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness arising under the Credit Documents;

(b) Indebtedness of (i) the Borrower to any Subsidiary and (ii) subject to compliance with Section 10.5(g), any Subsidiary to the Borrower or any other Restricted Subsidiary of the Borrower;

(c) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(d) except as provided in clauses (j) and (k) below, subject to compliance with Section 10.5(g), Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement, provided that there shall be no Guarantee (a) by a Restricted Subsidiary that is not a Subsidiary Guarantor of any Indebtedness of the Borrower and (b) in respect of the Senior Subordinated Notes or Permitted Additional Notes, unless such Guarantee is made by a Subsidiary Guarantor and such Guarantee is unsecured (and subordinated in the case of Permitted Additional Notes or New Notes that are subordinated);

(e) Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees;

(f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures permitted by Section 10.10, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclauses (i) or (ii) above, provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) shall not exceed $15,000,000 at any time outstanding, and (iv) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(g) (i) Indebtedness represented by the Existing Convertible Securities to the extent Borrower complies with all applicable provisions of the Convertible Securities Indenture relating to the Conversion, repayment or repurchase thereof, and (ii) other Indebtedness outstanding on the date hereof and listed on Schedule 10.1 and any refinancing, refunding, renewal or extension of such other Indebtedness, provided that (x) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(h) Indebtedness in respect of Hedge Agreements;

(i) Indebtedness in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $200,000,000 (or such lesser aggregate principal amount as may be incurred on the Closing Date);

(j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such person) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition, provided that:

(w) the Borrower is in compliance with the covenants set forth in Section 10.9 and Section 10.10 for the Test Period last ended determined on a pro forma basis after giving effect to such Permitted Acquisition and the incurrence of such Indebtedness,

(x) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(y) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than by any such person that so becomes a Restricted Subsidiary or is the survivor of a merger with such person), and

(z) (A) the Stock and Stock Equivalents of such Person is pledged to the Collateral Agent to the extent required under Section 9.12 and (B) such Person executes a supplement to each of the Guarantee, the relevant Security Agreement and the relevant Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Administrative Agent) to the extent required under Section 9.11 or 9.12, as applicable, provided that the requirements of this subclause (z) shall not apply to an aggregate amount of Indebtedness subject to this Section 10.1(A)(j) at any time outstanding of up to (and including) the Guarantee and Collateral Exception Amount at such time;

and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(k) (i) Indebtedness of the Borrower or any Restricted Subsidiary (including any Permitted Additional Notes) incurred to finance a Permitted Acquisition, provided that:

(x) (A) the Borrower is in compliance with the covenants set forth in Section 10.9 and Section 10.10 for the Test Period last ended, determined on a pro forma basis after giving effect to such Permitted Acquisition and the incurrence of such Indebtedness; and (B) to the extent such Indebtedness consists of Permitted Additional Notes that are senior notes, the Consolidated Senior Debt to Consolidated EBITDA Ratio for the Test Period last ended, determined on a pro forma basis after giving effect to such Permitted Acquisition and the incurrence of such Indebtedness, shall be less than 3.5 to 1.00;

(y) except in the case of Permitted Additional Notes, such Indebtedness is not guaranteed in any respect by any Restricted Subsidiary (other than any Person acquired (the “Acquired Person”) as a result of such Permitted Acquisition or the Restricted Subsidiary so incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, subject to compliance with Section 10.5(g), by the Borrower; and

(z) (A) the Borrower pledges the Stock and Stock Equivalents of such acquired Person to the Collateral Agent to the extent required under Section 9.12 and (B) such acquired Person executes a supplement to the Guarantee, the relevant Security Agreement and the relevant Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Administrative Agent) to the extent required under Section 9.11 or 9.12, as applicable, provided that the requirements of this subclause (z) shall not apply to an aggregate amount of Indebtedness subject to this Section 10.1(A)(k) at any time outstanding of up to (and including) the Guarantee and Collateral Exception Amount at such time, and (ii) any refinancing, refunding, renewal or extension of any such Indebtedness, provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed, except to the extent otherwise permitted hereunder;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(m) (i) Indebtedness incurred in connection with any Permitted Sale Leaseback in an aggregate amount not to exceed $20,000,000 (provided that the Net Cash Proceeds thereof are promptly applied to the extent required by Section 5.2) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(n) (i) additional Indebtedness and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed $75,000,000; provided that not more than $25,000,000 in aggregate principal amount of Indebtedness of the Borrower or any Restricted Subsidiary (other than a Restricted Subsidiary that is not a Subsidiary Guarantor) incurred under this clause (n) shall be secured;

(o) Indebtedness in respect of Permitted Additional Notes to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2; and

(p) Indebtedness in respect of overdraft facilities and other cash management arrangements in an aggregate amount not to exceed $10,000,000 at any time outstanding.

(B) The Borrower shall not, and shall not permit any Subsidiary to, issue any preferred Stock or other preferred Stock Equivalents, except that the Borrower may issue Qualified PIK Securities.

10.2 Limitation on Liens. The Borrower will not, nor will it permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents;

(b) Permitted Liens;

(c) (i) Liens securing Indebtedness permitted pursuant to Section 10.1(A)(f), provided that such Liens attach at all times only to the assets so financed, and (ii) Liens on the assets of Restricted Subsidiaries that are not Subsidiary Guarantors securing Indebtedness permitted pursuant to Section 10.1(A)(n);

(d) Liens existing on the date hereof and listed on Schedule 10.2;

(e) the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clause (f) of this Section 10.2 upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

(f) Liens existing on the assets of any Person that becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such person), or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(A)(j), provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition; and

(g) (i) Liens placed upon the Stock and Stock Equivalents of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 10.1(A)(k) in connection with such Permitted Acquisition and in an aggregate amount at any time outstanding not to exceed the amount provided in the proviso to clause (z) of such Section 10.1(A)(k) and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary of any such Indebtedness of the Borrower or any other Restricted Subsidiary incurred pursuant to Section 10.1(A)(k) in connection with such Permitted Acquisition in an aggregate amount at any time outstanding not to exceed the amount provided in the proviso to clause (z) of such Section 10.1(A)(k); and

(h) additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $25,000,000 at any time outstanding.

10.3 Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4 or 10.5, the Borrower will not, nor will it permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into the Borrower, provided that (i) the Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of (x) the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, (iv) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger or consolidation, with the covenants set forth in Section 10.9 and Section 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such merger or consolidation had occurred on the first day of such Test Period, (v) each Subsidiary Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (vi) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the relevant Security Agreement or the relevant Pledge Agreement, as applicable, confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (vii) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (viii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than a Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;

(b) any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Subsidiary Guarantors, a Subsidiary Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Subsidiary Guarantor) shall execute a supplement to the Guarantee Agreement, the relevant Pledge Agreement and the relevant Security Agreement and any applicable Mortgage in form and substance reasonably satisfactory to the Administrative Agent in order to become a Subsidiary Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the covenants set forth in Section 10.9 and Section 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such merger or consolidation had occurred on the first day of such Test Period, and (v) the Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and such supplements to any Security Document comply with this Agreement;

(c) any Restricted Subsidiary that is not a Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Subsidiary Guarantor or any other Restricted Subsidiary;

(d) any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Subsidiary Guarantor; and

(e) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.

10.4 Limitation on Sale of Assets. The Borrower will not, nor will it permit any of the Restricted Subsidiaries to: (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of the Borrower or the Restricted Subsidiaries) or (ii) sell to any Person (other than the Borrower or a Restricted Subsidiary Guarantor) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:

(a) the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise dispose of used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business;

(b) the Borrower and the Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable) (each a “Disposition”) for fair value, provided that

(i) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $2,500,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this clause (i),

(A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,

(B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, and

(C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) and clause (C) of Section 10.4(c)(i) that is at that time outstanding, not in excess of 6.0% of Total Assets (as such term is defined in the Senior Subordinated Notes Indenture as of the Closing Date) at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value shall in each case under this clause (i) be deemed to be cash;

(ii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.12,

(iii) with respect to any such sale, transfer or disposition (or series of related sales, transfers or dispositions), the Borrower shall be in compliance, on a pro forma basis after giving effect to such sale, transfer or disposition, with the covenants set forth in Section 10.9 and Section 10.10, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Sections as if such sale, transfer or disposition had occurred on the first day of such Test Period,

(iv) to the extent applicable, the Net Cash Proceeds thereof to the Borrower and the Restricted Subsidiaries are promptly applied to the prepayment and/or commitment reductions as provided for in Section 5.2, and

(v) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c) the Borrower and the Restricted Subsidiaries may make sales of assets to the Borrower or to any Restricted Subsidiary, provided that with respect to any such sales to Subsidiaries that are not Subsidiary Guarantors

(i) such sale, transfer or disposition shall be for fair value,

(ii) with respect to any Disposition pursuant to this clause (c) for a purchase price in excess of $2,500,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this clause (ii),

(A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,

(B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, and

(C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) and clause (C) of Section 10.4(b)(i) that is at that time outstanding, not in excess of 6.0% of Total Assets (as such term is defined in the Senior Subordinated Notes Indenture as of the Closing Date) at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value,

shall in each case under this paragraph (ii) be deemed to be cash, and

(iii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.12;

(d) The Borrower or any Restricted Subsidiary may effect any transaction permitted by Section 10.3;

(e) in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, the Borrower and the Restricted Subsidiaries may (i) sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable and related rights pursuant to customary receivables financing facilities so long as, in the case of clauses (i) and (ii) the Net Cash Proceeds thereof to the Borrower and the Restricted Subsidiaries (except in the case of transactions permitted by Section 10.4(e)(i), to the extent the Net Cash Proceeds of any such transaction do not exceed $10,000) are promptly applied to the prepayment and/or commitment reductions as provided for in Section 5.2; and

(f) The Borrower and the Restricted Subsidiaries may lease, or sub-lease, any real property or personal property in the ordinary course of business.

10.5 Limitation on Investments. The Borrower will not, nor will it permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other Investment in, any Person, except:

(a) extensions of trade credit and asset purchases in the ordinary course of business;

(b) Permitted Investments;

(c) loans and advances to officers, directors and employees of the Borrower or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) to the extent that the amount of such loans and advances are contributed to the Borrower in cash and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $5,000,000;

(d) Investments existing on, or contemplated as of, the date hereof and listed on Schedule 10.5 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the date hereof;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(f) Investments to the extent that payment for such Investments is made solely with Stock or Stock Equivalents of the Borrower;

(g) Investments (i) in any Subsidiary Guarantor or the Borrower, (ii) in Restricted Subsidiaries that are not Subsidiary Guarantors, in an aggregate amount pursuant to this clause (ii) not to exceed $7,500,000 plus the Applicable Amount at such time, and (iii) in Restricted Subsidiaries that are not Subsidiary Guarantors so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Subsidiary Guarantors;

(h) Investments constituting Permitted Acquisitions;

(i) (i) Investments (including Investments in Minority Investments and Unrestricted Subsidiaries) and (ii) Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, in each case, as valued at the fair market value of such Investment at the time each such Investment is made, (A) in an amount that, at the time such Investment is made, would not exceed the sum of (x) the Applicable Amount at such time plus (y) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made) and/or (B) in the case of clause (ii) only, in any amount that, at the time such Investment is made, would be permitted to be expended as a Capital Expenditure under Section 10.11, to the extent that (x) such joint venture owns an interest in assets the addition of which would have been a Capital Expenditure if acquired or constructed, and owned, directly by the Borrower or a Restricted Subsidiary, and (y) the ability of the Borrower and/or one or more Restricted Subsidiaries to receive cash flows attributable to its interest therein substantially as they would if they directly owned such asset or portion thereof is not prohibited by contract, applicable law or otherwise;

(j) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4(b) or (c);

(k) Investments made to repurchase or retire Stock and Stock Equivalents of the Borrower issued under by any employee stock ownership plan or key employee stock ownership plan of the Borrower; and

(l) Investments permitted by Section 10.6.

10.6 Limitation on Dividends. The Borrower will not declare or pay any dividends (other than dividends payable solely in its Stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower, now or hereafter outstanding (all of the foregoing “dividends”), provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto:

(a) The Borrower may redeem in whole or in part any of its Stock or Stock Equivalents for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents, provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby;

(b) The Borrower may (or may make dividends to permit any direct or indirect parent thereof to) repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by officers, directors and employees of the Borrower and its Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements;

(c) The Borrower may pay dividends on the Stock or Stock Equivalents of the Borrower in an amount not to exceed the Applicable Amount; and

(d) The Borrower may pay dividends to effect the Transactions.

10.7 Limitations on Debt Payments and Amendments.

(a) The Borrower will not, nor will it permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease the Senior Subordinated Notes or any other Subordinated Indebtedness (other than the Existing Convertible Securities in accordance with their terms); provided that so long as no Default or Event of Default shall have occurred and be continuing at the date of such prepayment, repurchase, redemption or other defeasance or would result therefrom, the Borrower or any Restricted Subsidiary may prepay, repurchase or redeem the Senior Subordinated Notes or Subordinated Indebtedness (i) for an aggregate price not in excess of the Applicable Amount at such time of prepayment, repurchase or redemption or (ii) with the proceeds of Subordinated Indebtedness that (A) is permitted by Section 10.1 (other than Section 10.1(A)(o)) and (B) has terms material to the interests of the Lenders not materially less advantageous to the Lenders than those of such Subordinated Indebtedness being refinanced.

(b) The Borrower will not waive, amend, modify, terminate or release any Subordinated Indebtedness or the Senior Subordinated Notes Indenture to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.

10.8 Limitations on Sale Leasebacks. The Borrower will not, nor will it permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.

10.9 Consolidated Total Debt to Consolidated EBITDA Ratio. The Borrower will not permit the Consolidated Total Debt to Consolidated EBITDA Ratio for any Test Period ending on the last day of the fiscal quarter set forth below to be greater than the ratio set forth below opposite such period:

Period	Ratio
May 1, 2006 to July 31, 2006	7.75 to 1.00
August 1, 2006 to October 31, 2006	7.75 to 1.00
November 1, 2006 to January 31, 2007	7.50 to 1.00

Period	Ratio
February 1, 2007 to April 30, 2007	7.50 to 1.00
May 1, 2007 to July 31, 2007	7.50 to 1.00
August 1, 2007 to October 31, 2007	7.50 to 1.00
November 1, 2007 to January 31, 2008	6.75 to 1.00
February 1, 2008 to April 30, 2008	6.75 to 1.00
May 1, 2008 to July 31, 2008	6.75 to 1.00
August 1, 2008 to October 31, 2008	6.75 to 1.00
November 1, 2008 to January 31, 2009	6.00 to 1.00
February 1, 2009 to April 30, 2009	6.00 to 1.00
May 1, 2009 to July 31, 2009	6.00 to 1.00
August 1, 2009 to October 31, 2009	6.00 to 1.00
November 1, 2009 to January 31, 2010	5.50 to 1.00
February 1, 2010 to April 30, 2010	5.50 to 1.00
May 1, 2010 to July 31, 2010	5.50 to 1.00
August 1, 2010 to October 31, 2010	5.50 to 1.00
November 1, 2010 to January 31, 2011 and thereafter	5.00 to 1.00

10.10 Consolidated EBITDA to Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated EBITDA to Consolidated Interest Coverage Ratio for any Test Period ending on the last day of the fiscal quarter set forth below to be less than the ratio set forth below opposite such period:

Period	Ratio
May 1, 2006 to July 31, 2006	1.35 to 1.00
August 1, 2006 to October 31, 2006	1.35 to 1.00
November 1, 2006 to January 31, 2007	1.40 to 1.00
February 1, 2007 to April 30, 2007	1.40 to 1.00
May 1, 2007 to July 31, 2007	1.40 to 1.00
August 1, 2007 to October 31, 2007	1.40 to 1.00
November 1, 2007 to January 31, 2008	1.60 to 1.00
February 1, 2008 to April 30, 2008	1.60 to 1.00
May 1, 2008 to July 31, 2008	1.60 to 1.00
August 1, 2008 to October 31, 2008	1.60 to 1.00
November 1, 2008 to January 31, 2009	1.75 to 1.00
February 1, 2009 to April 30, 2009	1.75 to 1.00
May 1, 2009 to July 31, 2009	1.75 to 1.00
August 1, 2009 to October 31, 2009	1.75 to 1.00
November 1, 2009 to January 31, 2010 and thereafter	2.00 to 1.00

10.11 Capital Expenditures.

(a) The Borrower will not, nor will it permit any of the Restricted Subsidiaries to, make any Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures), that would cause the aggregate amount of such Capital Expenditures made by the Borrower and the Restricted Subsidiaries in any fiscal year of the Borrower to exceed the amount set forth opposite such fiscal year in the table below (such amount, together with the carry-forward amount (as defined clause (b) below) for such fiscal year, the “Permitted Capital Expenditure Amount”):

Fiscal Year Ended:	Permitted Capital Expenditure Amount:
January 31, 2007	$10,000,000
January 31, 2008	$10,000,000
January 31, 2009 and thereafter	$12,500,000

(b) To the extent that Capital Expenditures (other than Permitted Acquisitions that constitute Capital Expenditures) made by the Borrower and the Restricted Subsidiaries during any fiscal year are less than the Permitted Capital Expenditure Amount for such fiscal year, 100% of such unused amount (each such amount, a “carry-forward amount”) may be carried forward to the immediately succeeding fiscal year and utilized to make such Capital Expenditures in such immediately succeeding fiscal year; provided that no carry-forward amount may be carried forward beyond the first fiscal year immediately succeeding the fiscal year in which it arose.

Notwithstanding the foregoing, the Permitted Capital Expenditure Amount for any fiscal year shall be reduced at the time of and in the amount of any Investment made pursuant to clause (B) of Section 10.5(i) during such fiscal year.

10.12 Changes in Business. The Borrower and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

SECTION 11. Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1 Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest or stamping fees on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or

11.2 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3 Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e) or Section 10; or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement, any Security Document or the Fee Letter dated November 11, 2005 between the Borrower and the Agents and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4 Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $25,000,000 in the aggregate, for the Borrower and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; or

11.5 Bankruptcy. The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Non-U.S. Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against, the Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code) judicial manager, receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, judicial management, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian, judicial manager, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by any the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or

11.6 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived), the Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7 Guarantee. Any Guarantee provided by the Borrower or any Material Subsidiary or any material provision thereof shall cease to be in full force or effect or any such Subsidiary Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any such Subsidiary Guarantor’s obligations under any such Guarantee (or any of the foregoing shall occur with respect to a Guarantee provided by a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent, the Collateral Agent or the Required Lenders); or

11.8 Pledge Agreement. The Pledge Agreement pursuant to which the Stock or Stock Equivalents of the Borrower or any Material Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under the Pledge Agreement (or any of the foregoing shall occur with respect to a pledge of the Stock or Stock Equivalents of a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent, the Collateral Agent or the Required Lenders); or

11.9 Security Agreement. Any Security Agreement pursuant to which the assets of the Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under any such Security Agreement (or any of the foregoing shall occur with respect to Collateral provided by a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent, the Collateral Agent or the Required Lenders); or

11.10 Mortgages. Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any mortgagor’s obligations under any Mortgage; or

11.11 Judgments. One or more judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $25,000,000 or more in the aggregate for all such judgments and decrees for, the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

11.12 Change of Control. A Change of Control shall occur; then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to the Borrower or any Specified Subsidiary, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Revolving Credit Commitment terminated, whereupon the Commitments and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (iv) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to the Borrower or any Specified Subsidiary, it will pay) to the Administrative Agent such additional amounts of cash, to be held as security for the Borrower’s respective reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

11.13 Investors’ Right To Cure.

(a) Notwithstanding anything to the contrary contained in Section 11.3(a), in the event that the Borrower fails to comply with the requirement of the covenants set forth in Section 10.9 or Section 10.10, until the expiration of the tenth day after the date on which Section 9.1 Financials with respect to the Test Period in which the covenant set forth in Section 10.9 or Section 10.10 is being measured are required to be delivered pursuant to Section 9.1, any of the Investors shall have the right to make a direct or indirect equity investment in the Borrower in cash (the “Cure Right”), and upon the receipt by such Person of Net Cash Proceeds pursuant to the exercise of the Cure Right (including through the capital contribution of any such Net Cash Proceeds to such person, the “Cure Amount”), the covenants set forth in Section 10.9 and 10.10 shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Test Period in an amount equal to such Net Cash Proceeds; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the covenants set forth in Section 10.9 and Section 10.10 with respect to any Test Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Credit Document.

(b) If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Borrower shall then be in compliance with the requirements of the covenants set forth in Section 10.9 and Section 10.10 during such Test Period (including for purposes of Section 7.1), the Borrower shall be deemed to have satisfied the requirements the covenants set forth in Section 10.9 and 10.10 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default or Event of Default under Section 11.3 that had occurred shall be deemed cured; provided that (i) in each Test Period there shall be at least one fiscal quarter in which no Cure Right is exercised, (ii) in during each two consecutive Test Periods there shall be at least four consecutive fiscal quarters in which no Cure Right is exercised, (iii) with respect to any exercise of the Cure Right, such Cure Amount shall be no greater than the amount required to cause the Borrower to be in compliance with the covenants set forth in Section 10.9 and Section 10.10 (but in no event shall such Cure Amount exceed 10% of Consolidated EBITDA), (iv) no Indebtedness repaid with the proceeds of any Cure Amount shall be deemed repaid for purposes of calculating the Consolidated Total Debt to Consolidated EBITDA Ratio or the Interest Coverage Ratio for the period in respect of which such contribution is made; and (v) the proceeds from any Cure Amount shall be utilized by the Borrower solely in the ordinary course of its business.

SECTION 12. The Agents.

12.1 Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b) The Administrative Agent, each Lender, each Swingline Lender and the Letter of Credit Issuer hereby irrevocably designates and appoints the Collateral Agent as the agent of the Administrative Agent, such Lender, the Swingline Lender and the Letter of Credit Issuer under this Agreement and the other Credit Documents, and the Administrative Agent, such Lender, the Swingline Lender and the Letter of Credit Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Administrative Agent, such Lender, the Swingline Lender or the Letter of Credit Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent. Each of the Syndication Agent and the Documentation Agent, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

(c) Each of the Syndication Agent and the Documentation Agent, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

12.3 Exculpatory Provisions. Neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any Subsidiary Guarantor, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or the Collateral Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of the Borrower, any Subsidiary Guarantor or any other Credit Party to perform its obligations hereunder or thereunder. The Administrative Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party. The Collateral Agent shall not be under any obligation to the Administrative Agent, any Lender, the Swingline Lender or the Letter of Credit Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

12.4 Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or Collateral Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.5 Notice of Default. The Administrative Agent or the Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders).

12.6 Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor

any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of the Borrower, any Subsidiary Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender, the Swingline Lender or the Letter of Credit Issuer. Each Lender, the Swingline Lender and the Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Subsidiary Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Subsidiary Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Subsidiary Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

12.7 Indemnification. The Lenders agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Collateral Agent’s gross negligence or willful misconduct. The agreements in this Section 12.7 shall survive the payment of the Loans and all other amounts payable hereunder.

12.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Subsidiary Guarantor, and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the

Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

12.9 Successor Agents. The Administrative Agent may resign as Administrative Agent and the Collateral Agent may resign as Collateral Agent upon 20 days’ prior written notice to the Lenders and the Borrower. If (a) the Administrative Agent shall resign as Administrative Agent or the Collateral Agent shall resign as Collateral Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent in each case, shall be approved by the Borrower (which approval shall not be unreasonably withheld) so long as no Default or Event of Default is continuing, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as the case may be, and the term “Administrative Agent” or “Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as the case may be, or any of the parties to this Agreement or any holders of the Loans. After the retiring Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent, as the case may be, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent under this Agreement and the other Credit Documents.

12.10 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

SECTION 13. Miscellaneous.

13.1 Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall directly

(i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.2(a) and (c) and Section 5.3(a) (in each case in a manner that would alter the pro rata allocation of any payments thereunder among the Lenders) and 13.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or

(ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Lenders”, “Required Term Loan Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or

(iii) amend, modify or waive any provision of Section 12 without the written consent of the then-current Administrative Agent, or

(iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of the Letter of Credit Issuer, or

(v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or

(vi) change any Revolving Credit Commitment to a Term Loan Commitment, or change any Term Loan Commitment to a Revolving Credit Commitment, in each case without the prior written consent of each Lender directly and adversely affected thereby, or

(vii) release all or substantially all of the Subsidiary Guarantors under the Guarantee (except as expressly permitted by the Guarantee) or release all or substantially all of the Collateral under the Pledge Agreement, the Security Agreement and the Mortgages, in each case without the prior written consent of each Lender, or

(viii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or

(ix) decrease any Term Loan Repayment Amount, extend any scheduled Repayment Date or decrease the amount or allocation of any mandatory prepayment to be received by any Lender holding any Term Loans, in each case without the written consent of the Required Term Loan Lenders.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

13.2 Notices. Except as set forth in Section 13.18, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile or electronic mail confirmed by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy or electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth on Schedule I to the Lender Addendum to which such Lender is a party in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto:

Any Credit Party:

Serena Software, Inc.

2755 Campus Drive

3rd Floor

San Mateo, California 94403-2538

Attention: Robert I. Pender, Jr., Chief Financial Officer

Fax: (408) 369-4855

with a copy to:

Silver Lake Partners

2725 Sand Hill Road, Suite 150

Menlo Park, California 94025

Attention: David J. Roux, Managing Director

Holly Moore, Director

Fax: (650) 233-8125

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Jay M. Ptashek, Esq.

Fax: (212) 455-2502

The Administrative Agent or Collateral Agent:

Lehman Commercial Paper Inc.

745 Seventh Avenue

5th Floor

New York, New York 10019

Attention: Craig Malloy

Fax: (646) 758-4617

Email: cmalloy@lehman.com

with a copy to:

Cahill Gordon & Reindel LLP

80 Pine Street

New York, New York 10005

Attention: Jonathan Schaffzin, Esq.

Fax: (212) 269-5420

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

13.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5 Payment of Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender and Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective directors, officers, employees, trustees, investment advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Real Estate (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities to the extent attributable to (i) the gross negligence or willful misconduct of the party to be indemnified as determined in a final and non-appealable judgment by a court of competent jurisdiction or (ii) disputes among the Administrative Agent, the Lenders and/or their transferees. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.

13.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 13.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 13.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower (which consent shall not be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender (unless increased costs would result therefrom except if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing), an Approved Fund or, if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; and

(B) the Administrative Agent (which consent shall not be unreasonably withheld or delayed) provided that no consent of the Administrative Agent shall be required for an assignment of (1) any Commitment to an assignee that is a Lender with a Commitment of the same Class immediately prior to giving effect to such assignment or (2) any Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of Term Loan Commitment or Term Loan, $1,000,000), and increments of $1,000,000 in excess thereof, unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).

For the purpose of this Section 13.6(b), the term “Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(v) of this Section 13.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 13.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note (if the assigning Lender’s Loans are evidenced by a Note), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a

Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 13.6 and any written consent to such assignment required by clause (b) of this Section 13.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1 that affects such Participant. Subject to clause (c)(ii) of this Section 13.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the requirements of those Sections) and had acquired its interest by assignment pursuant to clause (b) of this Section 13.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld).

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 13.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit I-1 or I-2, as the case may be, evidencing the Term Loans and New Term Loans, and Revolving Credit Loans and Swingline Loans, respectively, owing by the Borrower to such Lender (each a “Note”).

(e) Subject to Section 13.17, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

13.7 Replacements of Lenders under Certain Circumstances.

(a) The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.10, 2.11, 2.12, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided that no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6.

13.8 Adjustments; Set-off.

(a) If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

13.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or a Lender Addendum by facsimile or other electronic transmission shall be as effective as delivery of an original counterpart. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

13.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11 Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, Collateral Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12 Waiver of Judicial Bond. To the fullest extent permitted by applicable law, each Credit Party waives the requirement to post any bond or furnish any security for costs that otherwise may be required of any Secured Party in connection with any judicial proceeding to enforce such Secured Party’s rights to payment hereunder, security interest in or other rights to the Collateral or in connection with any other legal or equitable action or proceeding arising out of, in connection with, or related to this Agreement and the other Credit Documents to which it is a party.

13.13 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.14 Submission to Jurisdiction; Waivers; Service of Process. The Borrower hereby irrevocably and unconditionally:

(a) Submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof.

(b) Consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

(c) Agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto.

(d) Agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

(e) Waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.16 any special, exemplary, punitive or consequential damages.

13.15 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither the Administrative Agent nor the Collateral Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent the Collateral Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

13.16 WAIVERS OF JURY TRIAL. THE BORROWER, EACH AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.17 Confidentiality. The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Borrower in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such nonpublic information prior to disclosure of such information, and provided that in no event shall any Lender or the

Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of the Borrower. Each Lender and the Administrative Agent agrees that it will not provide to prospective Transferees or to prospective direct or indirect contractual counterparties in swap agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.17.

13.18 Direct Website Communications.

(a) Delivery. (i) The Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to cmalloy@lehman.com. Nothing in this Section 13.20 shall prejudice the right of the Borrower, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

(ii) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(b) Posting. The Borrower further agree that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform is limited (i) to the Agents and the Lenders and (ii) remains subject the confidentiality requirements set forth in Section 13.17.

(c) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent, the Collateral Agent or any of their respective affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the Internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct.

13.19 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act. Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender, the Borrower and the Administrative Agent.

[signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

SPYGLASS MERGER CORP.

By:
Name:
Title:

The undersigned hereby acknowledges and agrees that, upon the effectiveness of the Merger, it will succeed to all of the rights and obligations of the Borrower set forth herein and that all references herein to the Borrower shall thereupon deemed to be references to the undersigned.

SERENA SOFTWARE, INC.

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent and Collateral Agent

By:
Name:
Title:

LEHMAN BROTHERS INC., as Joint Lead Arranger and Joint Bookrunner

By:
Name:
Title:

[CREDIT AGREEMENT SIGNATURE PAGE]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Joint Bookrunner and Syndication Agent

By:
Name:
Title:

[CREDIT AGREEMENT SIGNATURE PAGE]

UBS SECURITIES LLC, as Joint Lead Arranger and Joint Bookrunner and Documentation Agent

By:
Name:
Title:

By:
Name:
Title:

[CREDIT AGREEMENT SIGNATURE PAGE]